Exhibit 2.1

ASSET PURCHASE AGREEMENT
among
MAJESCO ENTERTAINMENT COMPANY,
QUICK HIT, INC.,
and
MMV CAPITAL PARTNERS INC.

Dated June 3, 2011

ASSET PURCHASE AGREEMENT
     ASSET PURCHASE AGREEMENT (this “Agreement”) dated June 3, 2011, among MAJESCO ENTERTAINMENT COMPANY, a Delaware corporation (the “Purchaser”), MMV CAPITAL PARTNERS INC., a Canadian corporation (the “Senior Lender”), and QUICK HIT, INC., a Delaware corporation (the “Company”).
W I T N E S S E T H:
     WHEREAS, the Company engages in the business of online video game development and production (the “Business”);
     WHEREAS, the Company wishes to sell, and the Purchaser wishes to purchase, certain of the assets of the Company, subject to certain disclosed liabilities, upon the terms and subject to the conditions of this Agreement; and
     WHEREAS, the Senior Lender is willing to consent to the transactions contemplated herein;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:
ARTICLE I
SALE OF THE ASSETS
     Section 1.1 Assets Transferred. On the terms and subject to the conditions set forth in this Agreement, except for the Excluded Assets set forth in Section 1.2, the Company will sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser will purchase, on the Closing Date (as defined in Section 2.3), subject to Section 2.5, all of the Company’s right, title and interest in, to and under the following assets, properties and rights of the Company, as the same exist on the Closing Date (collectively, the “Assets”), free and clear of all Liens (as defined in Section 9.16) except for Liens, if any, specifically described on Schedule 3.6 that the Purchaser acknowledges thereon it is willing to accept:
(i) Balance Sheet Assets. All of the assets, properties and rights of the Company reflected on the Balance Sheet referred to in Section 3.4, as modified or changed between the Balance Sheet Date (as defined in Section 3.4) and the Closing Date without violation of the provisions of Section 3.21 (the “Balance Sheet Assets”);
(ii) Cash. All cash on hand or in bank deposits, and all certificates of deposit (the “Cash”);
(iii) Real Property Leases. The real property sublease between Foxtrot Master Tenant, LLC, and Play Hard Sports, Inc. dated May 15, 2008, together with any options to purchase the underlying property and leasehold improvements thereon, and in each case all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such real property leases, subleases, licenses and other occupancy agreements (the leases, subleases, licenses and other occupancy agreements described are collectively referred to herein as the “Real Property Leases”);
(iv) Inventory. All inventories of work-in-process, active job orders, office and other supplies, and other accessories related thereto, which are used or held for use by the Company, together with all rights of the Company against suppliers of such inventories (the “Inventory”);
(v) Accounts Receivable. All trade accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments arising out of sales or services rendered, including without limitation, any rights of the Company with respect to any third party collection procedures or any other actions or proceedings which have been commenced in connection therewith, together with the proceeds in respect of any such accounts receivable (the “Accounts Receivable”);
(vi) Tangible Personal Property. Unless set forth in Schedule 1.2, all furniture, fixtures, equipment, machinery and other tangible personal property (other than Inventory), including but not limited to, the items listed on Schedule 1.1(vi), including without limitation, any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person (as defined in Section 9.3) (the “Tangible Personal Property”);
(vii) Client List. The Company’s current and prospective client list and customer data (the “Client List”);
(viii) Contracts. All of the Company’s existing agreements, commitments, leases, licenses, evidences of indebtedness running in favor of the Company, mortgages running in favor of the Company, indentures running in favor of the Company, security agreements running in favor of the Company, instruments or other contracts (other than the Real Property Leases, the Personal Property Leases, Permits (as defined below) and the Accounts Receivable) to which the Company is a party, including without limitation, contracts with clients (and the right to service such clients), purchase orders, media commitments and the other agreements listed on Schedule 3.8 other than any agreement by and between the Company and the shareholders thereof or agreements pertaining to the Excluded Assets (the “Contracts”);
(ix) Prepaid Expenses. All prepaid expenses, other than prepaid property and casualty insurance (the “Prepaid Expenses”);
(x) Intangible Personal Property. All Intellectual Property of the Company (as defined in Section 3.14) (including without limitation, the Company’s goodwill therein) and all rights, privileges, claims, causes of action and options relating or pertaining to the Business or the Assets, including but not limited to, the name “Quick Hit” (or any variation thereof), and the business processes and practices of the Company (the “Intangible Personal Property”);
(xi) Permits. All transferable permits, licenses, and other governmental certificates, authorizations and approvals, including applications therefor (the “Permits”);
(xii) Security Deposits. All security deposits deposited by or on behalf of the Company as lessee or sublessee under the Real Property Leases assumed hereunder or other security deposits relating to the Company’s business assumed hereunder (the “Security Deposits”);
(xiii) Books and Records. All books and records of the Company, including but not limited to, financial statements, journals, ledgers, correspondence, customer records, employment records for current employees, books of account and accountant’s and attorney’s work papers (the “Books and Records”);
(xiv) Goodwill. All of the goodwill associated with the Company’s business (the “Goodwill”);
(xv) TriplePoint Equipment and Software. All of the equipment and software acquired pursuant to the terms of that certain TriplePoint Release (as defined in Section 5.7 below) (the “TriplePoint Equipment and Software”); and
(xvi) Other Assets. All other assets and properties of every kind and nature owned or held by the Company, or in which the Company has an interest, known or unknown, fixed, unfixed, choate or inchoate, accrued, absolute, contingent, or otherwise, whether or not specifically referred to in this Agreement (the “Other Assets”).
     Section 1.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the following assets and properties and rights of any kind (the “Excluded Assets”) shall be excluded from and shall not constitute Assets transferred to the Purchaser: (i) the minute book and other documents of the Company relating to its organization, maintenance and existence (but the Company shall provide the Purchaser with copies of the foregoing prior to the Closing (as defined in Section 2.3)); (ii) payments made and to be made to the Company, and other rights of the Company, under this Agreement; (iii) any insurance policies and rights thereunder; provided, however, proceeds of insurance policies which relate to claims based on events occurring prior to the Closing shall not be an Excluded Asset if the proceeds cover an Assumed Liability or relate to a purchased Asset; (iv) any tax refunds relating to periods prior to the Closing; (v) the rights of the Company in, to and under all contracts and agreements related to any Excluded Asset or Retained Liability (as defined in Section 1.4); (vi) all claims, rights or causes of action related to any Excluded Asset or Retained Liability; (vii) any non-transferable or non-transferred Permit; (viii) all marketable securities; (ix) that certain License Agreement by and between the Company and NFL Enterprises LLC (“NFLE”), dated as of June 1, 2010 (the “License Agreement”) to license certain trademarks (the “Marks”) of NFLE and the Company’s rights with respect to such License Agreement, (x) the source code to the Company’s interactive football game (the “Game”); (xi) each of the Company’s talent and likeness agreements relating to the License Agreement (the “Talent Agreements”); (xii) all other agreements solely relating to the License

Agreement; (xiii) all benefit plans, including without limitation the Plans (as defined in Section 3.17.1); (xiv) all leases or subleases of Tangible Personal Property (including but not limited to those listed on Schedule 3.8) as to which the Company is the lessor or sublessor and (B) all leases or subleases of Tangible Personal Property (including but not limited to those listed on Schedule 3.8) as to which the Company is the lessee or sublessee, together with any options to purchase the underlying property (the leases and subleases described in subclauses (A) and (B) are collectively referred to herein as the “Personal Property Leases”) and (xiv) such assets, rights and interests specifically set forth on Schedule 1.2.
     Section 1.3 Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser will assume on the Closing Date and agrees to pay, perform and discharge when due the obligations of the Company specifically set forth on Schedule 1.3 solely to the extent and up to the amounts specifically set forth on such Schedule (the “Assumed Liabilities”), and no others. The assumption of the Assumed Liabilities by the Purchaser shall not enlarge any rights of third parties under contracts or arrangements with the Purchaser or the Company.
     Section 1.4 Retained Liabilities. Except for the Assumed Liabilities, the Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any liabilities of the Company of any kind, character or description whatsoever (the “Retained Liabilities”). Without limiting the generality of the foregoing, the Purchaser shall not assume the following:
(i) any liability or obligation of the Company arising out of or in connection with the negotiation and preparation of this Agreement and consummation and performance of the transactions contemplated hereby, including without limitation, legal and accounting fees, brokerage commissions, finder’s fees or similar fees or commissions, and income, sales or other liability for Taxes (as defined in Section 3.11) so arising;
(ii) any liability or obligation of the Company arising from the failure of the Company to perform or discharge any of its agreements contained in this Agreement;
(iii) any liability or obligation of the Company which was required to be disclosed to the Purchaser pursuant to this Agreement and which was not so disclosed;
(iv) any liability or obligation of the Company with respect to any (x) insurance policies or (y) benefit plans;
(v) any liability or obligation of the Company to its shareholders;
(vi) any obligation of the Company for Taxes;
(vii) any liability or obligation of the Company to (x) any of its employees who are not offered employment by the Purchaser or who are offered employment by the Purchaser as provided in Section 7.1.1 hereof but who on the Closing Date do not accept such employment and (y) any former employees of the Company;
(viii) any claim, cause of action, proceeding or other litigation (whether brought against the Company or the Purchaser before or after the Closing) arising, in whole or in part, from the conduct of the business of the Company prior to or after the Closing, except as a result of the non-fulfillment by the Purchaser of the Assumed Liabilities;
(ix) any liability or obligation of the Company relating to the Company’s indebtedness to the Senior Lender, Silicon Valley Bank, Comerica Bank (excluding any liability for any Letter of Credit in favor of Comerica Bank specifically included as an Assumed Liability to the extent assumed by the Purchaser) or any other debt for borrowed money;
(x) any liability or obligation of the Company relating to any Excluded Asset;
(xi) any liability or obligation of the Company relating to the License Agreement;
(xii) any liability or obligation of the Company relating to any Personal Property Lease;
(xiii) any liability or obligation of the Company incurred by or accruing to the Company after the Closing Date, except as a result of the non-fulfillment by the Purchaser of Assumed Liabilities; and
(xiv) any liability or obligation of the Company in respect of any equity-based or equity-linked agreement or other arrangement, including without limitation, stock options, restricted stock, phantom equity, equity participation units, distribution rights, profit participation rights or rights to compensation upon the sale of the business or a change of control (including without limitation the Company Incentive Plan).
The Company shall be solely responsible for the discharge of all of the Retained Liabilities.
ARTICLE II
PURCHASE PRICE AND CLOSING
     Section 2.1 Purchase Price. In full consideration for the purchase by the Purchaser of the Assets, the purchase price (the “Purchase Price”), shall be calculated and paid by the Purchaser to the Company as follows:
          (i) Closing Payments. On the Closing Date, payments in the aggregate amount of (x) $ $836,545.76 less (y) the Escrow Amount (as defined below) shall be made by the Purchaser pursuant to the terms of the Statement of Direction delivered to the Purchaser by the Company on the Closing Date and attached as Exhibit A hereto (the “Statement of Direction”). The Senior Lender hereby consents to the making of the payments by the Purchaser on behalf of the Company in accordance with the Statement of Direction.

Notwithstanding the terms of the Disbursement Schedule set out as Appendix II to the First Amendment to the Credit Agreement between the Company and the Senior Lender, dated as of March 4, 2011, or any “CIP” contemplated therein (the “Company Incentive Plan”), the Company hereby waives, on behalf of itself and all employees contemplated therein, any right to share in any of the Purchase Price. Each component of the Purchase Price shall be deemed to include imputed interest to the extent required by the Internal Revenue Code of 1986, as amended (the “Code”).
          (ii) Solely to fund and secure the indemnification obligations described in Section 8.2, at the Closing, the Purchaser shall deposit $50,000 (the “Escrow Amount”) for and on behalf of the Company with Aird & Berlis LLP, as Escrow Agent (the “Escrow Agent”), all in accordance with the terms and conditions of an escrow agreement to be entered into by and among the Purchaser, the Company, the Senior Lender and the Escrow Agent (the “Escrow Agreement”). The fees of the Escrow Agent, if any, shall be taken out of the Escrow Fund.
     Section 2.2 Payment Instructions. Each component of the Purchase Price shall be made on the Closing Date pursuant to the terms of the Statement of Direction. The amount payable to the Escrow Agent on the Closing Date, as set out in the Statement of Direction, shall be made pursuant to the terms set out in the Escrow Agreement. The amount payable directly to the Senior Lender on the Closing Date shall be made by the Purchaser by direct wire transfer to the account of the Senior Lender, as set forth below:

Bank:	Scotiabank
40 King Street West
Toronto, ON M5H 1H1
Transit	87866
ABA	026002532
Swift	NOSCCATT
Account	87866 02315 17
FBO	MMV Capital Partners Inc.
     Section 2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement at 10:00 A.M. on the date hereof, at the offices of Davis & Gilbert LLP, 1740 Broadway, New York, New York 10019 or by the exchange of documents and instruments by mail, courier, electronic transmission, telecopy and wire transfer to the extent mutually acceptable to the parties hereto (such date is herein referred to as the “Closing Date”).
     Section 2.4 Further Assurance; Post Closing Cooperation. All transactions at the Closing shall be deemed to have taken place simultaneously. At the Closing, the Purchaser shall deliver to the Company one or more written instruments of assumption in such form as the Company or its counsel shall reasonably request to effect the assumption by the Purchaser as required by this Agreement of all of the Assumed Liabilities. The Company will, from time to time, at the request of the Purchaser, whether at or after the Closing Date, execute and deliver such other and further instruments of conveyance, assignment, transfer and consent as the Purchaser or its counsel may reasonably require for the more effectual conveyance, assignment and transfer of the Assets to the Purchaser and the Company will assist the Purchaser in the collection and reduction to possession of the Assets. Following the Closing, upon reasonable advance notice, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Company in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of tax returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority (as defined in Section 3.1.2), (iv) the determination or enforcement of the rights and obligations of any party entitled to indemnification under Article VIII, (v) any actual or threatened action or proceeding, and (vi) the verification of the acquired Assets and Assumed Liabilities.
     Section 2.5 Third Party Consents. Anything in this Agreement to the contrary notwithstanding, (i) in the event an assignment or purported assignment to the Purchaser of any Contract or Permit, or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of other parties thereto, would constitute a breach thereof or would not result in the Purchaser receiving upon and after the Closing all of the rights of the Company thereunder, and (ii) if any such consent has not been obtained by the Closing and the Purchaser nevertheless has elected to proceed with the Closing, such Contract or Permit shall be deemed not to have been assigned by the Company to the Purchaser (provided, however, that the obligations thereunder shall be deemed to have been assumed by the Purchaser, as between the Purchaser and the Company). In those circumstances, if requested by the Purchaser, the Company will use its reasonable efforts after the Closing to obtain any such consent. If such consent is not obtained and is required to effectively assign a Contract or Permit to the Purchaser, the Company will cooperate with the Purchaser in any reasonable arrangement to provide the Purchaser with the full claims, rights and benefits under any such Contract or Permit, including without limitation, enforcement at the cost and for the benefit of the Purchaser of any and all rights of the Company against a third party thereto arising out of the breach or cancellation by such third party or otherwise, and any amount received by the Company in respect of such unassigned Contract or Permit shall be held for and paid over to the Purchaser.
ARTICLE III
REPRESENTATIONS OF THE COMPANY AND THE SENIOR LENDER
     A. The Senior Lender represents and warrants to and with the Purchaser as follows:
     Section 3.1 Execution and Validity of Agreements; Restrictive Documents.
     3.1.1 Execution and Validity. The Senior Lender has the full legal right and capacity to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by it and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Senior Lender, enforceable against it in accordance with its terms. The Senior Lender has the full corporate, limited liability or partnership power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Senior Lender, and the consummation by the Senior Lender of the transactions contemplated hereby have been duly authorized by all required corporate, limited liability or partnership action on its behalf.
     3.1.2 No Restrictions. There is no suit, action, claim, investigation or inquiry by any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (“Governmental or Regulatory Authority”), and no legal, administrative or arbitration proceeding pending or, to the knowledge of the Senior Lender, threatened against it or any of its assets or properties with respect to the execution, delivery and performance of this Agreement or the transactions contemplated hereby or any other agreement entered into by the Senior Lender in connection with the transactions contemplated hereby.
     3.1.3 Non-Contravention. The execution, delivery and performance by the Senior Lender of its obligations hereunder and the consummation of the transactions contemplated hereby, will not as of the Closing Date (a) result in the violation by the Senior Lender of any statute, law, rule, regulation or ordinance (collectively, “Laws”), or any judgment, decree, order, writ, permit or license (collectively, “Orders”), of any Governmental or Regulatory Authority, applicable to it or any of its assets or properties, or (b) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require the Senior Lender to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Senior Lender, under any of the terms, conditions or provisions of any contracts or permits to which it is a party or by which it or any of its assets or properties are bound.
     3.1.4 Approvals and Consents. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any contract or permit to which the Senior Lender is a party or any of its assets or properties are bound for the execution and delivery of this Agreement by the Senior Lender, the performance by it of its obligations hereunder or the consummation of the transactions contemplated hereby.
     B. The Company represents and warrants to and with the Purchaser, as follows:
     Section 3.2 Execution and Validity; Existence and Good Standing. The Company has the full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all required corporate action on behalf of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms. The Company was duly organized and is validly existing and in corporate and tax good standing under the laws of the State of Delaware, with the full power and authority to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted. The Company is duly qualified, licensed or admitted to do business and is in good corporate and tax standing in the jurisdictions set forth on Schedule 3.2, which are the only jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary.
     Section 3.3 Subsidiaries and Investments. The Company does not own any capital stock or other equity or proprietary or ownership interest in any Person.
     Section 3.4 Financial Statements and No Material Changes. Schedule 3.4(A) sets forth (a) the unaudited balance sheets of the Company as at December 31, 2009 and December 31, 2010 and the related unaudited statements of income for the calendar years then ended, and (b) the unaudited balance sheet of the Company as at March 31, 2011 (the “Balance Sheet”) and the related unaudited statement of income for the three months then ended. Such financial statements have been prepared in accordance with GAAP throughout the periods indicated. Each balance sheet fairly presents the financial condition of the Company at the respective date thereof, and reflects all claims against and all debts and liabilities of the Company, fixed or contingent, as at the respective date thereof, required to be shown thereon under GAAP and the related statements of income fairly present the results of income for the respective periods indicated. Since March 31, 2011 (the “Balance Sheet Date”), there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of the Company.
     Section 3.5 Books and Records. The books and records of the Company are complete and accurate in all material respects. The Company has delivered to the Purchaser complete and correct copies of the Certificate of Incorporation and Bylaws of the Company, with all amendments thereto, applicable for all periods during the Company’s existence, as the case may be.
     Section 3.6 Title to Properties; Encumbrances. Except as set forth on Schedule 3.6, the Company has good and valid title to all of the Assets, free from all Liens (as defined in Section 9.16). Except as set forth on Schedule 3.6, no other person has any right to the use or possession of any of the Assets.
     Section 3.7 Real Property.
     3.7.1 Owned Real Property. The Company does not own any real property (including ground leases) or hold a freehold interest in any real property or any option or right of first refusal or first offer to acquire any real property and the Company is not obligated by Contract or otherwise to purchase any real property.
     3.7.2 Leased Real Property. Schedule 3.7.2 contains an accurate and complete list of all Real Property Leases, including without limitation, any modification, amendment or supplement thereto and any other related document or agreement executed or entered into by the Company (including, without limitation, any Real Property Lease which the Company has subleased or assigned to another Person and as to which the Company remains liable). Each Real Property Lease set forth on Schedule 3.7.2 (or required to be set forth on Schedule 3.7.2) is valid, binding and in full force and effect; all rents and additional rents and other sums, expenses and charges due thereunder to date on each such Real Property Lease have been paid except to the extent that such sums, expenses and charges due are Assumed Liabilities as set forth on Schedule 1.3; and the lessee has been in peaceable possession since the commencement of the original term of such Real Property Lease and no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor. Except to the extent of payment defaults that are specifically identified as such on Schedule 1.3, there exists no default or event of default by the Company or by any other party to any Real Property Lease; and there exists no occurrence, condition or act (including the purchase of the Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company under any Real Property Lease or which would require the consent of any Person, and there are no outstanding claims of breach or indemnification or notice of default or termination of any Real Property Lease. The Company holds the leasehold estate on all the Real Property Leases free and clear of all Liens except as set forth on Schedule 3.7.2 and any mortgagees’ liens on the real property in which such leasehold estate is located. The real property leased by the Company is in a state of good maintenance and repair, is adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with any of the leased real properties. The Company is in physical possession and actual and exclusive occupation of the whole of each of its leased properties. The Company does not owe any brokerage commission with respect to any of the Real Property Leases.
     Section 3.8 Contracts. Schedule 3.8 is a list of the Contracts of the Company to be assumed by Purchaser. Each contract set forth on Schedule 3.8 is valid, enforceable, and is in full force and effect. Except to the extent of payment defaults specifically identified as such on Schedule 1.3, there are no material default or occurrence, condition or act which would become a material default under any provision thereof and no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a material default under any provision thereof, or would permit modification, acceleration or termination of any of such contracts, either on the part of the Company or on the part of any other party thereto.
     Section 3.9 Non-Contravention; Approvals and Consents.
     3.9.1 Non-Contravention. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby, will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or Bylaws (or other comparable documents) of the Company, (b) result in the violation by the Company of any Laws or Orders of any Governmental or Regulatory Authority applicable to the Company or any of its assets or properties, or (c) if the consents and notices set forth in Schedule 3.9.2 are obtained, given or waived, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require the Company to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the Assets under any of the terms, conditions or provisions of any Contract to which the Company is a party or by which the Company or any of its assets or properties are bound.

     3.9.2 Approvals and Consents. Except as set forth on Schedule 3.9.2, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Company is a party, or by which its assets or properties are bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby. The Company has received all necessary consents and/or waivers to terminate the Company Incentive Plan without obligation to any potential participant therein.
     Section 3.10 Litigation. Except as set forth on Schedule 3.10, there is no action, suit, claim, proceeding, investigation or inquiry at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before any Governmental or Regulatory Authority, pending or threatened against the Company with respect to this Agreement or the transactions contemplated hereby, or any other agreement entered into by the Company in connection with the transactions contemplated hereby, or against or affecting the Company or the Assets, and no acts, facts, circumstances, events or conditions occurred or exist which are a basis for any such action, proceeding or investigation. The Company is not subject to any Order entered in any lawsuit or proceeding. Schedule 3.10 also sets forth with respect to each such pending or threatened action, suit or proceeding listed thereon, the amount of costs, expenses or damages the Company has incurred to date and reasonably expects to incur through the conclusion thereof.
     Section 3.11 Taxes. The Company has timely completed and filed, or caused to be filed, taking into account any valid extensions of due dates, completely and accurately, all federal, state, local and foreign (if any) tax or information returns (including estimated tax returns) required under the statutes, rules or regulations of such jurisdictions to be filed by it. The term “Taxes” means taxes, duties, charges or levies of any nature imposed by any taxing or other Governmental or Regulatory Authority, including without limitation income, gains, capital gains, surtax, capital, franchise, capital stock, value-added taxes, taxes required to be deducted from payments made by the payor and accounted for to any tax authority, employees’ income withholding, back-up withholding, withholding on payments to foreign Persons, social security, national insurance, unemployment, worker’s compensation, payroll, disability, real property, personal property, sales, use, goods and services or other commodity taxes, business, occupancy, excise, customs and import duties, transfer, stamp, and other taxes (including interest, penalties or additions to tax in respect of the foregoing), and includes all taxes payable by the Company pursuant to Treasury Regulations §1.1502-6 or any similar provision of state, local or foreign law. All Taxes shown on said returns to be due and all other Taxes due and owing (whether or not shown on any Tax return) have been paid and all additional assessments received prior to the date hereof have been paid or are being contested in good faith, in which case, such contested assessments are set forth on Schedule 3.11. The Company has collected all sales, use, goods and services or other commodity Taxes required to be collected and remitted or will remit the same to the appropriate taxing authority within the prescribed time periods. The Company has withheld all amounts required to be withheld on account of Taxes from amounts paid to employees, former employees, directors, officers, service providers, members, residents and non-residents and remitted or will remit the same to the appropriate taxing authorities within the prescribed time periods. The amount set up as an accrual for Taxes (aside from any reserve for deferred Taxes established to reflect timing differences between book and Tax accrual) on the Balance Sheet (as opposed to the notes thereto) is sufficient for the payment of all unpaid Taxes of the Company, whether or not disputed, for all periods ending on and prior to the date thereof. The tax accrual workpapers on which such accrual for Taxes (accruing separately for each type of Tax, Taxing jurisdiction and Taxable year, each such separate liability being a “Specific Tax Liability”) is based are attached hereto on Schedule 3.11 and each specific accrual reflected in such workpapers is sufficient for payment of all Taxes with respect to each Specific Tax Liability. Since the Balance Sheet Date, the Company has not incurred any liabilities for Taxes other than in the ordinary course of the business of the Company consistent with past custom and practice, except such Taxes as arise from the transactions contemplated hereby. No shareholder, member, manager, director or officer (or employee responsible for Tax matters) of the Company expects any authorities to assess the Company or any shareholder thereof for any additional Taxes for any period for which Tax returns have been filed. The Company has delivered to the Purchaser correct and complete copies of all federal, state and local income tax returns filed with respect to the Company for all taxable periods that are requested by the Purchaser. Except as set forth on Schedule 3.11, none of the federal, state or local income tax returns of the Company have ever been audited by the Internal Revenue Service (the “IRS”) or any other Governmental or Regulatory Authority. No examination of any return of the Company is currently in progress, and the Company has not received notice of any proposed audit or examination. No deficiency in the payment of Taxes by the Company for any period has been asserted in writing by any taxing authority and remains unsettled at the date of this Agreement. The Company has not received notice of a claim by any Governmental or Regulatory Authority in any jurisdiction where the Company does not file Tax returns that the Company is or may be subject to taxation by that jurisdiction. The Company has not made any agreement, waiver or other arrangement providing for an extension of time with respect to the assessment or collection of any Taxes against it. The Company has not been a member of an affiliated group filing consolidated federal income tax returns nor has it been included in any combined, consolidated or unitary state or local income tax return. The Company will not be required as a result of a change in accounting method for any period ending on or before the Closing Date to include any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign income tax law) in income for any period ending after the Closing Date, excluding any change which may be required by law in connection with this transaction. The Company has not entered into any Tax sharing or indemnification agreement with any party. At no point has the Company held any interests in real property that might be subject to tax, or might subject the transfer of the shares of such entity to tax under Section 897 of the Code. The Company has not taken any Tax position that could give rise to a penalty under any of Sections 6662, 6662A or 6663 of the Code. Neither the Purchaser nor the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income tax law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.
     Section 3.12 Liabilities. Except as set forth on the Balance Sheet, the Company does not have any outstanding claims, liabilities or indebtedness of any nature whatsoever, whether accrued,

absolute or contingent, determined or undetermined, asserted or unasserted, and whether due or to become due (collectively in this Section 3.12, “Liabilities”), other than (i) Liabilities specifically disclosed in any Schedule hereto; (ii) Liabilities under Contracts of the type required to be disclosed by the Company on any Schedule and so disclosed or which because of the dollar amount or other qualifications are not required to be listed on such Schedule; and (iii) Liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date not involving borrowings by the Company.
     Section 3.13 Insurance. The Company has insured the Assets which are of insurable character with insurance companies in such amounts as are customary and reasonable and against such risks as are customary in relation to the character and the location of the Assets and the nature of the business of the Company.
     Section 3.14 Intellectual Properties.
     3.14.1 Definitions. For purposes of this Agreement, the following terms have the following definitions:
     “Intellectual Property” shall include, without limitation, any or all of the following and all rights associated therewith: (a) all domestic and foreign patents, and applications therefor, and all reissues, reexaminations, divisions, renewals, extensions, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures and improvements; (c) trade secrets, confidential and proprietary information, know how, technology, technical data and customer lists, financial and marketing data, pricing and cost information, business and marketing plans, databases and compilations of data, rights of privacy and publicity, and all documentation relating to any of the foregoing; (d) all copyrights, copyright registrations and applications therefor, unregistered copyrights, the content of all World Wide Web sites of the Company and all other rights corresponding thereto throughout the world; (e) all mask works, mask work registrations and applications therefor; (f) all industrial designs and any registrations and applications therefor; (g) all trade names, corporate names, logos, trade dress, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith; (h) any and all Internet domain names and Web sites (including all software and applications, and all components and/or modules thereof), used in connection therewith; and (i) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, and all documentation related to any of the foregoing.
     “Intellectual Property of the Company” shall mean any Intellectual Property that is owned by the Company, including Registered IP and Unregistered IP.
     “Licensed Intellectual Property” means any Intellectual Property owned by another Person that is used by the Company in the operation of the Business, including Off-the-Shelf Software (as defined below), but excluding rights in or to materials created for clients, to the extent to which such (x) client is the first owner of copyright in such materials or (y) the materials are subject to a written assignment of copyright in favor of clients of the Company.

     3.14.2 Representations. Schedule 3.14.2 hereto contains an accurate and complete list of all (a) patents, patent applications, registered trademarks, applications for registered trademarks, registered service marks, domain names, applications for registered service marks, logos, registered copyrights and applications for registered copyrights which are owned by the Company (the “Registered IP”), (b) all unregistered trademarks, unregistered service marks and material unregistered copyrights which are owned by the Company (the “Unregistered IP”) and (c) all Licensed Intellectual Property that is material to the operation of the Business, other than widely distributed off-the-shelf applications subject to shrink-wrap and similar non-negotiated end-user license agreements (“Off-the-Shelf Software”). Except as set forth on Schedule 3.14.2, the registrations and applications of the Registered IP listed on Schedule 3.14.2 are in the name of the Company, and are valid, in proper form, enforceable and subsisting, all necessary registration and renewal fees in connection with such registrations have been made and all necessary documents and certificates in connection with such registrations have been filed with the relevant patent and Internet domain names, copyrights and trademark authorities in the United States or other jurisdictions where the Business is conducted for the purposes of maintaining such Intellectual Property registrations, and applications therefor, and no actions (including filing of documents or payments of fees) are due within 90 days after the Closing. No registration, or application therefor, for any of the Registered IP has lapsed, expired, or been abandoned, and no such registrations, or applications therefor, are the subject of any opposition, interference, cancellation, or other legal, quasi-legal, or governmental proceeding pending before any governmental, registration, or other authority in any jurisdiction. Except as set forth on Schedule 3.14.2, (i) The Company is the sole and exclusive owner of all rights, title and interest in and to the Intellectual Property of the Company, free and clear of all Liens, (ii) no Person has any rights to use any of the Intellectual Property of the Company, (iii) the Company has not granted to any Person, or authorized any Person to retain, any ownership in the Intellectual Property of the Company, and (iv) all Licensed Intellectual Property in the Company’s possession or used in the operation of the Business has been properly licensed from the owner of such Intellectual Property, and the Company possesses all license agreements, certificates or documentation sufficient to substantiate such rights, and the Company is in compliance with, and has not in the past violated, such license agreements. Except as set forth on Schedule 3.14.2, the consummation of the transactions contemplated hereby will not result in any loss or impairment of the Company’s rights to own or use any Intellectual Property, nor will such consummation require the consent of any third party in respect of any Intellectual Property. The operation of the Business and use of all Intellectual Property therein does not infringe the Intellectual Property of any other Person. There are no proceedings pending or, to the knowledge of the Company, threatened against the Company with respect to the Intellectual Property, or with respect to any other Intellectual Property, alleging the infringement or misappropriation by the Company of any Intellectual Property of any Person, and the Company has not received notice from any Person that the operation of the Business infringes the Intellectual Property of any Person. There are no claims pending or, to the knowledge of the Company, threatened challenging the validity of any Intellectual Property of the Company or any Intellectual Property used by the Company in the conduct of the Business. The Company has not entered into or is not otherwise bound by any consent, forbearance or any settlement agreement which limits the rights of the Company to use the Intellectual Property of the Company. To the knowledge of the Company, no Person is infringing or misappropriating any of the Intellectual Property of the Company. All Intellectual Property of the Company was either developed (a) by employees of the Company within the scope of such employee’s employment duties; or (b) by independent contractors or other third parties who have assigned all of their rights therein to the Company pursuant to a written agreement, and all such employees, independent contractors, and other third parties have waived, pursuant to a written agreement, their moral rights in all such Intellectual Property in favor of the Company. Except as set forth on Schedule 3.14.2, the Intellectual Property of the Company does not contain any software licensed under terms which require, as a condition of the use, modification, or distribution of such software, that other software incorporated into, derived from, or distributed with such software: (x) be disclosed or distributed in source code form; (y) be licensed under terms that permit making derivative works; or (z) be redistributable at no charge to subsequent licensees.
     3.14.3 Privacy and Security. All information or data of any kind possessed by the Company, including but not limited to, personally identifiable information collected from consumers (“PII”), aggregate or anonymous information collected from consumers (“Non-PII”) and employee data (collectively, “Data”), has been collected by the Company, or any other Person, and is being maintained, stored, processed and used by the Company, in compliance with all Laws and Orders. The Company has at all times presented a privacy policy (“Privacy Policy”) to consumers prior to the collection of any PII or Non-PII online. The Privacy Policy, and any other representations, marketing materials and advertisements that address privacy issues and the treatment of PII and Non-PII, accurately and completely describe the Company’s information collection and use practices, and no such notices or disclosures have been inaccurate, misleading or deceptive. The Company has not collected or received any PII from children under the age of 13 without verifiable parental consent or directed any of its websites to children under the age of 13 through which such PII could be obtained. The Company has stored and maintained all Data in a secure manner, using commercially reasonable technical measures, to assure the integrity and security of the Data and to prevent loss, alteration, corruption, misuse and unauthorized access to such Data. There has been no unauthorized use, access to or disclosure of any Data. The Company has not received any claims, notices or complaints regarding its information practices or use of Data. The consummation of the transactions contemplated hereby will not result in any loss or impairment of the rights to own and use any Data, nor will such consummation require the consent of any third party in respect of any Data, except as set forth in Schedule 3.14.3.
     Section 3.15 Compliance with Laws; Permits.
     3.15.1 Compliance. The Company is, and the business of the Company has been conducted, in compliance with all applicable Laws and Orders, except in each case (other than with respect to compliance with environmental Laws and Orders relating to the regulation or protection of the environment (“Environmental Laws and Orders”)) where the failure to so comply would not reasonably be expected to have a Material Adverse Effect (as defined below), including without limitation: (a) all Laws and Orders promulgated by the Federal Trade Commission or any other Governmental or Regulatory Authority; (b) all Environmental Laws and Orders; and (c) all Laws and Orders relating to labor, civil rights, and occupational safety and health laws, worker’s compensation, employment and wages, hours and vacations, or pay equity. The Company has not been charged or threatened with or under any investigation with respect to, any charge concerning any violation of any Laws or Orders. The term “Material Adverse Effect” as it applies to the

Company, shall mean any material and adverse effect on the results of operations, business, prospects, assets or financial condition of the Company.
     3.15.2 Permits. The Company has all Permits required by any Governmental or Regulatory Authority for the operation of the Business and the use of the Assets as presently operated or used except where the failure to have such Permits would not reasonably be expected to have a Material Adverse Effect. All of the Permits are in full force and effect and no action or claim is pending or threatened to revoke or terminate any such Permit or declare any such Permit invalid in any material respect.
     Section 3.16 Employment Relations. (a) The Company is not engaged in any unfair labor practice; (b) no unfair labor practice complaint against the Company is pending before any Governmental or Regulatory Authority; (c) there is no organized labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving the business of the Company; (d) there are no labor unions representing or attempting to represent the employees of the Company; (e) no claim or grievance nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Company and no such claim or grievance has been threatened; (f) no collective bargaining agreement is currently being negotiated by the Company; and (g) the Company did not experience any work stoppage or similar organized labor dispute during the last three years. Except as set forth on Schedule 3.16, there is no legal action, suit, proceeding or claim pending or threatened between the Company and any employees or former employees of the Company, agents or former agents of the Company, job applicants or any association or group of any employees of the Company.
     Section 3.17 Employee Benefit Matters.
     3.17.1 List of Plans. Schedule 3.17 to this Agreement sets forth an accurate and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), each foreign benefit plan, and all bonus, incentive, deferred compensation, stock option, restricted stock, stock appreciation rights, phantom stock rights, retiree medical or life insurance, supplemental retirement, nonqualified trusts, severance or other benefit plans, programs or arrangements, and all termination, severance or other Contracts, whether formal or informal, whether or not set forth in writing, whether covering one Person or more than one Person, and whether or not subject to any of the provisions of ERISA, which are or have been maintained within the preceding three years, contributed to or sponsored by the Company or any ERISA Affiliate (as defined in Section 3.17.3) for the benefit of any current or former employee of the Company or any ERISA Affiliate (each item listed on Schedule 3.17 being referred to herein individually, as a “Plan” and collectively, as the “Plans”). For purposes of this Agreement, “foreign benefit plan” means each material plan, program or agreement contributed to, sponsored or maintained by either the Company or any ERISA Affiliate or any other Person that is maintained outside of the United States, or that covers primarily employees residing or working outside of the United States, and which would be treated as a Plan had it been a material United States plan, program or agreement. The Company has delivered to the Purchaser, to the extent applicable, a complete and accurate copy of: (a) each written Plan and descriptions of any unwritten Plan (including all amendments thereto whether or not such amendments are currently effective); (b) each summary plan description, if any, and all summaries of material modifications relating to a Plan; (c) each trust agreement or other funding arrangement, if any, with respect to each Plan, including insurance contracts or other funding vehicles; (d) the three most recently filed IRS Forms 5500, if applicable, relating to each Plan; (e) the most recently received favorable IRS opinion or determination letter for each Plan, if applicable; (f) the three most recently prepared actuarial reports and financial statements in connection with each Plan, if applicable; and (g) the most recent nondiscrimination test performed under the Code (including, without limitation 401(k) and 401(m), if applicable). Except as set forth on Schedule 3.17, the Company has not expressly or impliedly made any commitment, whether legally enforceable or not, (i) to create or cause to exist any Plan not set forth on Schedule 3.17 or (ii) to modify, change or terminate any Plan.
     3.17.2 Severance. Except as set forth on Schedule 3.17.2, none of the Plans, nor any employment agreement or other Contract to which the Company is a party or bound, (a) provides for the payment of or obligates the Company to pay separation, severance, termination retention, change-of-control, or similar-type benefits to any Person; or (b) obligates the Company to pay separation, severance, termination, retention, change-of-control or similar-type benefits as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Code, either alone or in conjunction with any subsequent occurrence.
     3.17.3 Multi-Employer Plans and Multiple Employer Plans. Neither the Company nor any ERISA Affiliate has maintained, contributed to or participated in a multi-employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a multiple employer plan subject to Sections 4063 and 4064 of ERISA, within the preceding three years, nor has any current or potential obligations or liabilities, including withdrawal, reorganization or successor liabilities, regarding any such plan. As used herein, the term “ERISA Affiliate” means any Person that is or has been a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which the Company is a member.
     3.17.4 Welfare Benefit Plans. The Company has expressly reserved the right, in all Plan documents relating to welfare benefits (including benefits within the meaning of Section 3(1) of ERISA) provided to employees, former employees, officers, managers and other participants and beneficiaries, to amend, modify or terminate at any time the Plans which provide for welfare benefits, and the Company has no knowledge of any fact, event or condition that could reasonably be expected to restrict or impair such right. Except as required under Section 601 through 609 of ERISA, Section 4980B of the Code or any similar state law (“COBRA”), neither the Company nor any ERISA Affiliate has made any promises, commitments or oral or written representations to provide, and is not obligated to provide (i) health benefits (including without limitation through insurance) to any retired or former employees of the Company or any ERISA Affiliate or their respective dependants beyond termination of employment, or (ii) life insurance or other post-employment benefits to any retired or former employees of the Company or any ERISA Affiliate or their respective dependants beyond termination of employment.
     3.17.5 Administrative Compliance. Each Plan is now and has been operated in all material respects in accordance with its terms and with the requirements of its terms and with all applicable Laws, including, without limitation, ERISA, the Health Insurance Portability and Accountability Act of 1996 (as amended by the Health Information Technology for Economic and Clinical Health Act) and the Code, including, without limitation, all nondiscrimination and minimum coverage requirements of Sections 401(a) and 410(b) thereof, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Equal Pay Act, and Title VII of the Civil Rights Act of 1964, and the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, the Patient Protection and Affordable Care Act, and the regulations and authorities published thereunder. The Company has performed all material obligations required to be performed by it under, and is not in any respect in default under or in violation of, and the Company has no knowledge of any default or violation by any Person under, any Plan. Except as set forth on Schedule 3.10, no legal action, suit, audit, investigation or claim, is pending or threatened with respect to any Plan (other than claims for benefits in the ordinary course), and no fact, event or condition exists that would be reasonably likely to provide a legal basis for any such action, suit, audit, investigation or claim. All reports, disclosures, notices and filings with respect to such Plans required to be made to employees, participants, beneficiaries, alternate payees, qualified beneficiaries (as defined in the Code) and any Governmental or Regulatory Authority have been timely made or an extension has been timely obtained. With respect to any insurance policy providing funding for benefits or an investment alternative under any Plan, (i) no liability or loss shall be incurred by the Purchaser or any such Plan in the nature of a rate adjustment, loss sharing arrangement or other retroactive liability or loss, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of the Company, no such proceedings with respect to any insurer are imminent.
     3.17.6 Tax-Qualification. Each Plan which is intended to be qualified under Section 401(a) or 408(k) of the Code is qualified under Sections 401(a) or 408(k) of the Code (and, if applicable, complies with the requirements of Sections 401(k) and 408(k) of the Code), and has received a favorable opinion or determination letter from the IRS that it is so qualified. Each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is exempt under Section 501(a) of the Code; and no fact or event has occurred or condition exists since the date of such opinion or determination letter from the IRS which would be reasonably likely to adversely affect the qualified status of any such Plan or the exempt status of any such trust. Each Plan that is a foreign benefit plan which is intended to be qualified with the appropriate taxation, social security or supervisory authorities in the relevant country has received a favorable determination that it is so qualified, and each trust established in connection with such plan that is intended to be exempt from taxation has received a favorable determination that it is so exempt.
     3.17.7 Funding; Excise Taxes. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan subject to ERISA. Neither the Company nor any ERISA Affiliate has incurred any liability for any excise tax arising under Sections 4971, 4972, 4973, 4974, 4975, 4976, 4977, 4978, 4979, 4979A, 4980, 4980B, 4980D or 4980E of the Code or any civil penalty arising under Sections 409, 502(i) or 502(l) of ERISA, and no fact, event or condition exists which could give rise to any such liability. Neither the Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Section 302(c)(11) or Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation (“PBGC”) arising in the ordinary course), including, without limitation, any liability in connection with the termination of any employee benefit plan subject to Title IV of ERISA (a “Title IV Plan”); and, no fact or event has occurred or condition exists which could give rise to any such liability. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan maintained by the Company or any ERISA Affiliate, and no reportable event (within the meaning of Section 4043 of ERISA), notice of which has not been waived by the PBGC, has occurred or is expected to occur with respect to any Plan maintained by the Company or any ERISA Affiliate. The transactions contemplated by this Agreement will not result in liability to the Company or the Purchaser under Section 4069 of ERISA. No Title IV Plan or Plan subject to Section 302 of ERISA maintained by the Company or any ERISA Affiliate had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan. None of the assets of the Company or any ERISA Affiliate is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither the Company nor any ERISA Affiliate has been required to post any security under Section 307 of ERISA or Section 401(a) (29) of the Code relating to any Plan; and no fact or event has occurred or condition exists which could give rise to any such Lien or requirement to post any such security. As of the Closing Date, no Plan which is a Title IV Plan will have an “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA) and no Plan which is subject to Section 302 of ERISA will have an “accumulated funding deficiency” (within the meaning of Section 302(a)(2) of ERISA).
     3.17.8 Tax Deductions. All contributions, premiums or payments (including all employer contributions and, if applicable, all employee salary reduction contributions) required to be made, paid or accrued with respect to any Plan have been made, paid or accrued on or before their due dates, including extensions thereof. All such contributions have been fully deducted or in the case of the current year will be deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental or Regulatory Authority, and no fact or event has occurred or condition exists which could give rise to any such challenge or disallowance.
     3.17.9 409A. With respect to each Plan (and any other arrangement involving the Company or any ERISA Affiliate) that is a nonqualified deferred compensation plan, within the meaning of Section 409A of the Code (a “409A Plan”), no event has occurred and no condition exists, that could subject anyone, including any Person, to any tax, fine, penalty or other liability under Section 409A of the Code (“409A Liability”). None of the transactions contemplated by this Agreement could, directly or indirectly, subject anyone or any Person to any 409A Liability. No 409A Plan has been materially modified within the meaning of IRS Notice 2005-1, except as permitted under IRS rulings and pronouncements and each 409A Plan has been operated and administered in good faith in compliance with the provisions of Section 409A of the Code and the Department of Treasury Regulations and other applicable guidance thereunder.
     Section 3.18 Interests in Customers, Suppliers, Etc. Except as set forth on Schedule 3.18, (x) to the knowledge of the Company, no shareholder of the Company nor any Person controlled by any shareholder of the Company nor (y) to the knowledge of the Company (without making any inquiry of any member of the Related Group, as hereinafter defined), any officer, director or employee of the Company, any parent, brother, sister, child or spouse of any such officer, director or employee of the Company or any shareholder of the Company (collectively, the “Related Group”), or any Person controlled by anyone in the Related Group:

(i) owns, directly or indirectly, any interest in (excepting for ownership, directly or indirectly, of less than 1/4 of 1% of the issued and outstanding shares of any class of securities of a publicly held and traded company), or received or has any right to receive payments from, or is an officer, director, employee, agent or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent, customer or client of the Company;
(ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property (including, but not limited to Intellectual Property), used in the conduct of the business of the Company, other than immaterial personal items owned and used by employees at their work stations; or
(iii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.
     Section 3.19 Bank Accounts and Powers of Attorney. Set forth on Schedule 3.19 is an accurate and complete list showing the name and address of, and account information for, each bank in which the Company has an account, credit line or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto.
     Section 3.20 Compensation of Employees. Schedule 3.20 is an accurate and complete list showing: (a) the names and positions of all employees and exclusive consultants who are currently being compensated by the Company at an annualized rate of $50,000 or more, together with a statement of the current annual salary, and the annual salary, bonus and incentive compensation paid or payable with respect to calendar years 2009 and 2010, and a statement of the projected annual salary, bonus and incentive compensation payable with respect to the calendar year ending December 31, 2011, and the material fringe benefits of such employees and exclusive consultants not generally available to all employees of the Company; (b) all bonus and incentive compensation paid or payable (whether by agreement, custom or understanding) to any employee of the Company not listed in clause (a) above for services rendered during the calendar years 2009 and 2010; (c) the names of all retired employees, if any, of the Company who are receiving or entitled to receive any healthcare or life insurance benefits or any payments from the Company not covered by any pension plan to which the Company is a party, their ages and current unfunded pension rate, if any; and (d) a description of the current severance and vacation policy of the Company. The Company has not, because of past practices or previous commitments with respect to its employees, established any rights on the part of any of its employees to additional compensation with respect to any period after the Closing Date (other than wage increases in the ordinary course of business).
     Section 3.21 No Changes Since the Balance Sheet Date. Since the Balance Sheet Date through the date hereof, except as specifically stated on Schedule 3.21, the Company has not (i) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business, (ii) permitted any of the Assets to be subjected to any Lien, (iii) sold, transferred or otherwise disposed of any Assets except in the ordinary course of business, (iv) made any capital expenditure or commitment therefor which individually or in the aggregate exceeded $25,000, (v) declared or paid any dividends or made any distributions or dividend payments on any of its capital stock or equity participation rights, or redeemed, purchased or otherwise acquired (or committed to do so) any of its capital stock, or any option, warrant or other right to purchase or acquire any capital stock or equity participation rights of the Company, (vi) made any bonus or profit sharing distribution, (vii) increased or prepaid its indebtedness for borrowed money, except current borrowings under credit lines listed on Schedule 3.8, or made any loan to any Person other than to any employee for normal travel and expense advances, (viii) written down the value of any work-in-process, or written off as uncollectible any notes or Accounts Receivable, except write-downs and write-offs in the ordinary course of business, none of which individually or in the aggregate, were material to the Company, (ix) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any employee who, whether as a result of such increase or prior thereto, received aggregate compensation from the Company at an annual rate of $50,000 or more, or except in the ordinary course of business to any other employees, (x) entered into any employment or exclusive consulting agreement which is not cancelable by the Company (and will not be cancelable by the Company) without penalty or other financial obligation within 30 days, (xi) canceled or waived any claims or rights of material value, (xii) made any change in any method of accounting procedures, (xiii) otherwise conducted the Business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of its business, (xiv) amended or terminated any agreement which is material to its business, (xv) renewed, extended or modified any Real Property Lease or any Personal Property Lease, (xvi) adopted, amended or terminated any Plan (except as set forth on Schedule 3.17) or (xvii) agreed, whether or not in writing, to do any of the actions set forth in any of the above clauses.
     Section 3.22 Corporate Controls. No officer, authorized agent, employee, consultant or any other Person while acting on behalf of the Company, has, directly or indirectly: used any corporate fund for unlawful contributions, gifts, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on its books or records; participated in any racketeering activity; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, or other payment of a similar or comparable nature, to any Person, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained, and the Company has not participated in any illegal boycott or other similar illegal practices affecting any of its actual or potential customers.
     Section 3.23 Brokers. Except as set forth on Schedule 3.23, no broker, finder, agent or similar intermediary has acted on behalf of the Company, or to the knowledge of the Company, any of its shareholders or the Senior Lender, in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finder’s fees, consulting fees or similar fees or commissions are payable by the Company in connection therewith based on any agreement, arrangement or understanding with any of them.

     Section 3.24 Copies of Documents. The Company has caused to be made available for inspection and copying by the Purchaser and its advisers, true, complete and correct copies of all documents referred to in this Article III or in any Schedule. Summaries of all oral contracts contained on Schedule 3.8 are complete and accurate in all material respects.
ARTICLE IV
REPRESENTATIONS OF THE PURCHASER
     The Purchaser represents, warrants and agrees to and with the Company and the Senior Lender as follows:
     Section 4.1 Existence and Good Standing. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted.
     Section 4.2 Execution and Validity of Agreement. The Purchaser has the full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all required action on behalf of the Purchaser, and this Agreement has been duly and validly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.
     Section 4.3 Litigation. There is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Purchaser, any investigation by), any Governmental or Regulatory Authority pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its properties or rights with respect to this Agreement or the transactions contemplated hereby.
     Section 4.4 Non-Contravention; Approvals and Consents.
     4.4.1 Non-Contravention. The execution, delivery and performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or the Bylaws (or comparable charter documents) of the Purchaser, or (b) result in the violation by the Purchaser of any Laws or Orders of any Governmental or Regulatory Authority applicable to the Purchaser or any of its assets or properties, or (c) result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require the Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Purchaser, under any of the terms, conditions or provisions of any Contract to which the Purchaser is a party or by which the Purchaser or any of its assets or properties are bound.
     4.4.2 Approvals and Consents. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Purchaser is a party or by which the Purchaser or any of its assets or properties are bound for the Purchaser’s execution and delivery of this Agreement, the performance by the Purchaser of its obligations hereunder or the Purchaser’s consummation of the transactions contemplated hereby.
ARTICLE V
ACTIONS BY THE COMPANY AND THE SENIOR LENDER
     Simultaneously herewith:
     Section 5.1 Certified Resolutions; Good Standing Certificates. The Company shall have delivered to the Purchaser (a) a copy of the resolutions of the Board of Directors and the shareholders of the Company, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified by one of its officers; (b) a copy of the Company’s Certificate of Incorporation, including all amendments, certified by the Delaware Secretary of State; (c) a certificate from the Delaware Secretary of State that the Company is in good standing in such state; and (d) a certificate from the appropriate authority of each state in which the Company is qualified as a foreign corporation to do business to the effect that the Company is in good standing in such state.
     Section 5.2 Required Approvals and Consents. The Company shall have obtained or given, or shall promptly endeavor to obtain and give in accordance with Section 2.5, at no expense to the Purchaser, and there shall not have been withdrawn or modified, any consents or approvals or other actions listed on Schedule 3.9.2 hereof (including without limitation, obtaining all consents, approvals and/or waivers required under the Contracts listed on Schedule 3.8 in order to permit the consummation of the transactions contemplated by this Agreement without causing or resulting in a default, event of default, acceleration event or termination event under any of such documents and without entitling any party to any of such documents to exercise any other right or remedy adverse to the interests of the Purchaser or the Company thereunder). Each such consent or approval shall be in form satisfactory to counsel for the Purchaser.
     Section 5.3 Protective Covenant Agreements. Each of Jeff Anderson and Andrew Ressler shall have entered into the Protective Covenant Agreements with the Purchaser substantially in the form and to the effect of Exhibit B hereto.
     Section 5.4 General Assignment, Bill of Sale and Assumption Agreement. The Company shall have executed and delivered the General Assignment, Bill of Sale and Assumption Agreement, substantially in the form and to the effect of Exhibit C hereto.

     Section 5.5 Consent and Release from Senior Lender. In consideration for the payment of the Purchase Price in accordance with Article II hereof, the Senior Lender hereby consents (the “Senior Lender Consent”) to the sale of the Assets from the Company to the Purchaser. Upon the Purchaser’s making of the payments pursuant to Section 2.1 hereof, the Senior Lender shall have no Lien on any of the Assets sold hereunder, and the Senior Lender hereby confirms its release of such Lien.
     Section 5.6 General Release Agreement. The Senior Lender, the Company and its stockholders shall have executed and delivered to each other a General Release Agreement, substantially in the form and to the effect of Exhibit D hereto.
     Section 5.7 TriplePoint Release. The Company and TriplePoint Capital LLC (“TriplePoint”) shall have entered into an agreement to settle the Company’s obligations under that certain Plain English Master Lease Agreement between the Company and TriplePoint (including any related schedules) dated October 17, 2008 (the “TriplePoint Lease”) and to acquire free of any TriplePoint Lien the equipment and software covered by the TriplePoint Lease (the “TriplePoint Equipment and Software”), substantially in the form and to the effect of Exhibit E hereto.
     Section 5.8 Delivery of Game to the Senior Lender and Purchaser. The Company shall, on the Closing Date, deliver to each of the Senior Lender and the Purchaser DVDs containing the source code for the Game, but excluding all third-party intellectual property that the Company does not have the right to transfer to the Senior Lender, whether belonging to the NFL or otherwise (the “Unbranded Game”). The Company shall also execute a Bill of Sale vesting ownership of the Unbranded Game in the Senior Lender.
     Section 5.9 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto must be reasonably satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser shall have received copies of all such documents and other evidences as it or its counsel reasonably requested to establish the consummation of such transactions and the taking of all proceedings in connection therewith.
ARTICLE VI
ACTIONS BY THE PURCHASER
     Simultaneously herewith:
     Section 6.1 Certified Resolutions. The Purchaser shall have delivered to the Company a copy of the resolutions of the Board of Directors of the Purchaser, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified by one of its officers.
     Section 6.2 Protective Covenant Agreements. The Purchaser shall have entered into the Protective Covenant Agreements referred to in Section 5.3.

     Section 6.3 General Assignment, Bill of Sale and Assumption Agreement. The Purchaser shall have executed and delivered the General Assignment, Bill of Sale and Assumption Agreement referred to in Section 5.4.
     Section 6.4 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto must be reasonably satisfactory in form and substance to the Company and its counsel and the Company shall have received copies of all such documents and other evidences as the Company or its counsel may reasonably request to establish the consummation of such transactions and the taking of all proceedings in connection therewith.
     Section 6.5 Game License Agreement. The Purchaser and the Senior Lender shall enter into an agreement on the Closing Date, pursuant to which the Senior Lender shall license the Unbranded Game to the Purchaser pursuant to the terms set out therein (the “Unbranded Game License Agreement”).
ARTICLE VII
OTHER AGREEMENTS
     Section 7.1 Agreements Regarding Employees After Closing.
     7.1.1 Affected Employees. The Purchaser shall offer employment to the employees of the Company set forth on Schedule 7.1.1 effective as of the Closing Date. Such personnel who accept such employment (the “Affected Employees”) will be employed by the Purchaser with the same per annum salaries, or hourly rates of pay under which such Affected Employees were employed by the Company immediately prior to the Closing Date, but nothing herein contained shall be deemed to create an employment contract between the Purchaser and/or any of its Affiliates and any such Affected Employee. If any employee of the Company shall be deemed to have been terminated solely by reason of the consummation of this Agreement, all liability for severance benefits or damages, if any, shall be borne by the Company. Employees of the Company that become employees of the Purchaser shall be subject to all rules, regulations, requirements and policies applicable to all new hires of the Purchaser (except as otherwise provided in this Section 7.1.1), and any such employees who may be subsequently terminated will be entitled to severance benefits in accordance with the policy of the Purchaser as then applicable, except to the extent that written agreements with such employees that are assumed by the Purchaser or subsequently entered into, provide otherwise. Notwithstanding anything to the contrary contained in this Agreement, Affected Employees shall be employees at will (unless a written employment agreement to the contrary has been entered into with such Affected Employee or expressly assumed by the Purchaser) and nothing express or implied in this Agreement will obligate the Purchaser to provide continued employment to any such Affected Employee for any specific period of time following the Closing Date. The Purchaser will be the sole judge of the number, identity and qualifications of employees necessary for the conduct of its business operations and reserves the right to take any personnel action it deems necessary or desirable with respect to Affected Employees. For notices, benefits and payments related to events occurring on or prior to the Closing Date, the Company and its ERISA Affiliates shall be responsible for any notices required to be given to employees of the Company pursuant to the Worker Adjustment and Retraining Notification Act, Health Insurance Portability and Accountability Act, Section 4980B of the Code and/or Section 402(f) of the Code, and for any payments or benefits required pursuant to such laws or on account of violation of any requirement of such laws.
     7.1.2 Service Credit. To the extent that any plan, program, practice, policy, arrangement or agreement providing benefits to an Affected Employee takes into account a participant’s service with the Purchaser, whether for the purposes of determining eligibility, vesting, level of benefits or otherwise, the Affected Employee’s service shall include his or her whole and partial years of service with the Company prior to the Closing Date.
     Section 7.2 Change of Name; Use of Name. At the Closing, the Company shall execute appropriate documents to change its name to a name dissimilar to “Quick Hit” and promptly thereafter shall file any necessary documents to reflect the name change with the Delaware Secretary of State and the appropriate authorities in the other states in which it is qualified to do business. The parties hereto acknowledge and agree that from and after the Closing, neither the Company nor any shareholder thereof nor the Senior Lender shall use or authorize the use of the name “Quick Hit”, or any other brand or name associated with the Purchaser, or any variation thereof, as the whole or part of any trade name or style for any Person other than the Purchaser or an Affiliate of the Purchaser.
     Section 7.3 Tax Liability. To the extent that the transfer of any Assets to the Purchaser gives rise to sales or sales and use tax liability or other transfer, purchase or recordation documentary tax and fees (collectively, “Sales Taxes”), the Company shall promptly pay such Sales Taxes to the appropriate tax authorities.
     Section 7.4 Successor Employer. If applicable, the Purchaser agrees that it shall elect treatment as a “successor employer” for withholding tax purposes with respect to calendar year 2011.
     Section 7.5 Allocation of the Purchase Price.1 The allocation of the Purchase Price for Tax purposes shall be made by the Purchaser and the Company by mutual agreement in accordance Section 1060 of the Code and relevant regulations issued by the Department of the Treasury interpreting the Code within a reasonable time after the Closing, it being understood that the parties hereto agree that the Purchase Price and the Assumed Liabilities (to the extent constituting Purchase Price for income Tax purposes) shall be paid for cash, accounts receivable, other current assets, and other assets other than goodwill and going concern value, to the extent of the value of each of the foregoing, in the order listed above, and that only any remainder of the Purchase Price and/or deemed assumed liabilities not so allocated shall be allocable to goodwill and/or going concern value, and that any additional payment pursuant to Section 2.1(ii) shall be allocated solely to goodwill and/or going concern value. Each party hereto shall file their respective Tax returns consistently with such allocation.
     Section 7.6 Post-Closing Audit. The Company shall afford to the Purchaser and its

[1]	Subject to tax and accounting review.

accountants and other authorized representatives sufficient access to the Company’s facilities, properties, books, records and current and prior accountants and their respective work papers, in order for the Purchaser to reasonably conduct an audit of the Company’s financial statements for each of the financial periods for which such disclosure will be required of the Purchaser pursuant to Item 2.01 of Form 8-K, and to be able to complete such audits within the time period required for filing such statements under such Item. The Company hereby consents to the Purchaser’s inclusion of such audited financial statements, and information contained therein, in its filings with the Securities and Exchange Commission.
     Section 7.7 Tax Cooperation. The Purchaser and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax returns pursuant to Sections 7.5 or any other Tax returns relating to the operations transferred by the Company to the Purchaser, regardless of whether the period in question with respect to such filings falls before or after the Closing Date, the operations of the Company, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company agrees (i) to retain all books and records with respect to Tax matters pertinent to the Company (including books and records related to Tax items passed through the Company to its shareholders) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Purchaser or the Company, as the case may be, shall, at its option, either (a) continue the retention or (b) allow the other party to take possession of such books and records.
     Section 7.8 Employee Benefit Plans. The Company agrees that the Purchaser may take any and all actions deemed necessary and appropriate following the Closing to enable the Purchaser and its subsidiaries, if any, to meet their respective obligations under the Patient Protection and Affordable Care Act and any applicable regulations thereunder.
ARTICLE VIII
SURVIVAL; INDEMNITY
     Section 8.1 Survival. Notwithstanding any right of any party hereto fully to investigate the affairs of any other party, and notwithstanding any knowledge of facts determined or determinable pursuant to such investigation or right of investigation, each party hereto shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement and the Schedules, if any, furnished by any other party pursuant to this Agreement, or in any certificate or document delivered at the Closing by any other party. Subject to the limitations set forth in Section 8.6, the respective representations, warranties, covenants and agreements of the Company, the Senior Lender and the Purchaser contained in this Agreement shall survive the Closing.
     Section 8.2 Obligation of the Company and the Senior Lender to Indemnify.
     8.2.1 General Indemnity. Subject to the limitations contained in Sections 8.6.1 and 8.6.2, the Company and the Senior Lender, hereby agree, jointly and severally, to indemnify the Purchaser and its Affiliates, stockholders, officers, directors, employees, agents, representatives and successors, permitted assignees of the Purchaser and their Affiliates (individually, a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) against, and to protect, save and keep harmless the Purchaser Indemnified Parties from, and to pay on behalf of or reimburse the Purchaser Indemnified Parties as and when incurred for, any and all liabilities (including liabilities for Taxes), obligations, losses, damages, penalties, demands, claims, actions, suits, judgments, settlements, penalties, interest, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorneys’, accountants’ and expert witnesses’ fees) of whatever kind and nature (collectively, “Losses”), that may be imposed on or incurred by any Purchaser Indemnified Party as a consequence of, in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of: (a) any misrepresentation, inaccuracy or breach of any warranty or representation contained in Article III.B hereof or in any certificate delivered by the Company at the Closing; (b) any action, demand, proceeding, investigation or claim by any third party (including any Governmental or Regulatory Authority) against or affecting any Purchaser Indemnified Party which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties of the Company contained in Article III.B hereof or in any certificate delivered by the Company at the Closing; (c) any breach or failure by the Company to comply with, perform or discharge any obligation, agreement or covenant by the Company contained in this Agreement; (d) any liability or obligation or any assertion against any Purchaser Indemnified Party, arising out of or relating, directly or indirectly, to any Excluded Asset or any Retained Liability or other liability arising, in whole or in part, out of the ownership or operation of the assets or business of the Company prior to the Closing except for the Assumed Liabilities; (e) any litigation or claim disclosed on Schedule 3.10 to this Agreement; (f) any liability or obligation arising out of or relating, directly or indirectly, to the classification of any individual performing services for the Company (i) as an independent contractor, (ii) as a freelancer, (iii) as a consultant or (iv) in any other capacity other than as an employee; (g) any liability or obligation arising out of or relating, directly or indirectly, to any violation by the Company, on or prior to the Closing, of the Fair Labor Standards Act or any similar state or local wage and hour Law, Order, ordinance or regulation and (h) any liability of obligation arising out of or relating, directly or indirectly, to any Company obligation to collect and pay sales taxes.
     8.2.2 Special Indemnity. Subject to the limitations contained in Sections 8.6.1 and 8.6.2, the Senior Lender hereby severally agrees to indemnify the Purchaser Indemnified Parties against, and to protect, save and keep harmless the Purchaser Indemnified Parties from, and to assume liability for, the payment of all Losses that are imposed on or incurred by any Purchaser Indemnified Party as a consequence of, in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of: (a) any misrepresentation, inaccuracy or breach of a representation or warranty by the Senior Lender contained in Article III.A hereof; (b) any action, demand, proceeding, investigation or claim by any third party (including any Governmental or Regulatory Authority) against or affecting any Purchaser Indemnified Party which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties of the Senior Lender contained in Article III.A hereof. Any claim for indemnity made under this Section 8.2.2 shall not be construed as a claim under Section 8.2.1 hereof even if a Purchaser Indemnified Party could have made a claim under Section 8.2.1 hereof in respect of the same matters.
     8.2.3 Losses. The term “Losses” as used in this Agreement is not limited to matters asserted by third parties against a Purchaser Indemnified Party but includes Losses incurred or sustained by a Purchaser Indemnified Party in the absence of third party claims.
     Section 8.3 Obligation of the Purchaser to Indemnify. Subject to the limitations set forth in Section 8.6.3 hereof, the Purchaser hereby agrees to indemnify the Company and each of its directors and officers (individually a “Company Indemnified Party” and collectively, the “Company Indemnified Parties”) against, and to protect, save and keep harmless the Company Indemnified Parties from, and to pay on behalf of or reimburse the Company Indemnified Parties as and when incurred for, any and all Losses that may be imposed on or incurred by the Company Indemnified Parties as a consequence of, in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of: (a) any misrepresentation, inaccuracy or breach of any warranty or representation of the Purchaser contained in Article IV hereof or in any certificate delivered by the Purchaser at the Closing; (b) any action, demand, proceeding, investigation or claim by any third party (including any Governmental or Regulatory Authority) against or affecting any Company Indemnified Party which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties of the Purchaser contained in Article IV hereof or in any certificate delivered by the Purchaser at the Closing; (c) any breach or failure by the Purchaser to comply with, perform or discharge any obligation, agreement or covenant by the Purchaser contained in this Agreement; or (d) any liability or obligation or any assertion against any Company Indemnified Party arising out of or relating, directly or indirectly, to any Assumed Liability.
     Section 8.4 Indemnification Procedures.
     8.4.1 Non-Third Party Claims.
     (a) If any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification which does not involve a Third Party Claim (as defined in Section 8.4.2) (a “Non-Third Party Claim”), against which a Person is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice to the Indemnifying Party (the “Non-Third Party Claim Notice”), which Non-Third Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party.
     (b) The Indemnifying Party may acknowledge and agree by written notice (the “Non-Third Party Acknowledgement of Liability”) to the Indemnified Party to satisfy the Non-Third Party Claim within 30 days of receipt of the Non-Third Party Claim Notice. If the Indemnifying

Party disputes the Non-Third Party Claim, the Indemnifying Party shall provide written notice of such dispute (the “Non-Third Party Dispute Notice”) to the Indemnified Party within 30 days of receipt of the Non-Third Party Claim Notice (the “Non-Third Party Dispute Period”), setting forth a reasonable basis of such dispute. If the Indemnifying Party shall fail to deliver the Non-Third Party Acknowledgement of Liability or Non-Third Party Dispute Notice within the Non-Third Party Dispute Period, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay the Non-Third Party Claim in full and to have waived any right to dispute the Non-Third Party Claim. Once the Indemnifying Party has acknowledged and agreed to pay any Non-Third Party Claim pursuant to this Section 8.4.1, or once any dispute under this Section 8.4.1 has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction, subject to the provisions of Section 8.6, the Indemnifying Party shall pay the amount of such Non-Third Party Claim to the Indemnified Party within 10 days of the date of acknowledgement or resolution, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.
     8.4.2 Third-Party Claims.
     (a) If any Indemnified Party asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement in respect of which such Indemnified Party is entitled to indemnification under this Agreement by an Indemnifying Party (a “Third Party Claim”), the Indemnified Party shall give written notice to the Indemnifying Party (the “Third Party Claim Notice”) within 20 days after asserting or learning of such Third Party Claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Third Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party. The Indemnifying Party must provide written notice to the Indemnified Party that it is either (i) assuming responsibility for the Third Party Claim or (ii) disputing the claim for indemnification against it (the “Indemnification Notice”). The Indemnification Notice must be provided by the Indemnifying Party to the Indemnified Party within 20 days after receipt of the Third Party Claim Notice or within such shorter time as may be necessary to give the Indemnified Party a reasonable opportunity to respond to such Third Party Claim (the “Indemnification Notice Period”).
     (b) If the Indemnifying Party provides an Indemnification Notice to the Indemnified Party within the Indemnification Notice Period that it assumes responsibility for the Third Party Claim, the Indemnifying Party shall conduct at its expense the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party. The Indemnification Notice shall specify the counsel it will appoint to defend such claim (“Defense Counsel”); provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed. If the Indemnifying Party fails to give the Indemnification Notice within the Indemnification Notice Period, the Indemnified Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim without the prior consent of the Indemnifying Party and subject to the provisions of Section 8.6, the Indemnifying Party will be liable for all Losses paid or incurred in connection therewith.

     (c) If the Indemnifying Party provides in the Indemnification Notice that it disputes the claim for indemnification against it, the Indemnified Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim, without the prior consent of the Indemnifying Party. Once such dispute has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction or by mutual agreement of the Indemnified Party and Indemnifying Party, subject to the provisions of Section 8.6.1, the Indemnifying Party shall within 10 days of the date of such resolution or agreement, pay to the Indemnified Party all Losses paid or incurred by the Indemnified Party in connection therewith.
     (d) If the Indemnifying Party delivers an Indemnification Notice pursuant to which it elects to conduct the defense of the Third Party Claim, the Indemnifying Party shall be entitled to have the exclusive control over the defense of the Third Party Claim and the Indemnified Party will cooperate in good faith with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party. The Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. The Indemnifying Party will not settle the Third Party Claim or cease to defend against any Third Party Claim as to which it has (x) delivered an Indemnification Notice and (y) assumed responsibility for the Third Party Claim, without the prior written consent of the Indemnified Party, if, as a result of such settlement or cessation of defense, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.
     (e) If an Indemnified Party refuses to consent to a bona fide offer of settlement which the Indemnifying Party wishes to accept, which provides for a full release of the Indemnified Party and its Affiliates relating to the Third Party Claims underlying the offer of settlement and solely for a monetary payment, the Indemnified Party may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnified Party. In such an event, the obligation of the Indemnifying Party shall be limited to the amount of the offer of settlement which the Indemnified Party refused to accept plus the reasonable costs and expenses of the Indemnified Party incurred prior to the date the Indemnifying Party notified the Indemnified Party of the offer of settlement.
     (f) Notwithstanding clause (d) above, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third Party Claim (i) if such Third Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement or (ii) that if unsuccessful, would set a precedent that would have a material adverse effect on, the business or financial condition of the Indemnified Party. In the event the Indemnified Party retains control of the Third Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.
     (g) A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 8.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.
     Section 8.5 [RESERVED]
     Section 8.6 Limitations On and Other Matters Regarding Indemnification.
     8.6.1 Indemnity Cushion and Cap. Subject to Section 8.6.5, neither the Company nor the Senior Lender shall have any liability to any Purchaser Indemnified Party with respect to Losses arising out of any of the matters referred to in Section 8.2 until such time as the amount of such liability shall exceed $10,000 in the aggregate (in which case the Company and the Senior Lender shall be liable for all Losses in excess of $10,000). Notwithstanding anything to the contrary herein (including anything contained in Section 8.6.5), the maximum aggregate liability of the Senior Lender for indemnity payments under Section 8.2.1 shall be an amount equal to $650,000, except with respect to any indemnity given with respect to the License Agreement or the TriplePoint Lease, in which case the maximum aggregate indemnification liability of the Senior Lender hereunder shall be increased to $850,000. In no event shall the Senior Lender have any indemnification obligations to the Purchaser for claims based on the Purchaser’s violation of any third-party intellectual property rights (including those of NFLE) caused by the Purchaser’s operation of the Game following the Closing Date.
     8.6.2 Termination of Indemnification Obligations of the Company or the Senior Lender. Subject to Section 8.6.5, the obligation of the Company or the Senior Lender to indemnify under Section 8.2 hereof shall terminate on June 30, 2013, except as to matters as to which any Purchaser Indemnified Party has made a claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto shall survive the expiration of such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied.
     8.6.3 Termination of Indemnification Obligations of the Purchaser. Subject to Section 8.6.5, the obligation of the Purchaser to indemnify under Section 8.3 hereof shall terminate on June 30, 2013, except as to matters as to which any Company Indemnified Party has made a claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto shall survive such period until such claim for indemnification is resolved and any obligations with respect thereto are fully satisfied.
     8.6.4 Treatment. Any indemnity payments by an Indemnifying Party to an Indemnified Party under this Article VIII shall be treated by the parties as an adjustment to the Purchase Price.
     8.6.5 Exceptions. Other than the cap on indemnification by the Senior Lender set forth in Section 8.6.1, which is absolute and without exception, each of the limitations set forth above in this Section 8.6 shall in no event (a) apply to any Losses incurred by a Purchaser Indemnified Party which relate, directly or indirectly, to (i) any fraudulent acts or intentional breaches committed by the Company; (ii) any breach of a representation or warranty contained in Section 3.1, 3.6, 3.11, 3.17 or 3.23 or any other provision hereof relating to Taxes; (iii) any indemnification obligation under Sections 8.2.1(c), 8.2.1(d), 8.2.1(e), 8.2.1(f), 8.2.1(g) or 8.2.1(h); and (iv) the obligations of the Company set forth in Section 9.1 to pay certain expenses; or (b) apply to any Losses incurred by a Company Indemnified Party which relate, directly or indirectly, to (i) any fraudulent acts committed by the Purchaser; (ii) any indemnification obligation under Section 8.3(c) and 8.3(d); and (iii) the Purchaser’s obligations set forth in Section 9.1 to pay certain expenses.
     8.6.6 Escrow Amount. In addition to any other remedies it may have, the Purchaser shall be entitled to make a claim for indemnification hereunder against any remaining Escrow Amount in accordance with the procedures set forth in the Escrow Agreement. Any claims for indemnification made on behalf of any Purchaser Indemnified Party which are not in excess of the Escrow Amount (or any remaining portion thereof), shall be subject to arbitration pursuant to the terms of the Escrow Agreement. Any such claims which are in excess of the Escrow Amount (or any remaining portion thereof), shall not be subject to resolution pursuant to the terms of the Escrow Agreement. In the event of any successful claim for indemnification made on behalf of any Purchaser Indemnified Party hereunder, payment shall be satisfied (i) first, by release of the Escrow Amount to the Purchaser on behalf of the Purchaser Indemnified Party or Parties, pursuant to a joint written direction to the Escrow Agent from the Senior Lender and the Purchaser, and (ii) second, by the Senior Lender pursuant to a wire payment to the Purchaser on behalf of the Purchaser Indemnified Party or Parties.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Expenses. Except as otherwise provided in this Agreement, each of the Purchaser, on the one hand, and the Company, on the other hand, shall pay its, her or his own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, financial advisors and accountants.
     Section 9.2 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto (including, without limitation, the validity or enforcement of this Agreement), shall be governed by the laws of the State of New Jersey without regard to any conflicts or choice of laws provisions of the State of New Jersey that would result in the application of the law of any other jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of New Jersey or any court of the State of New Jersey located in Newark, New Jersey in any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such court. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY

IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 9.3 “Person” Defined. “Person” shall mean and include an individual, a company, a joint venture, a corporation (including any non-profit corporation), an estate, an association, a trust, a general or limited partnership, a limited liability company, a limited liability partnership, an unincorporated organization and a government or other department or agency thereof.
     Section 9.4 “Knowledge” Defined. Where any representation and warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Company, such term shall be limited to the actual knowledge of any executive officer of the Company and, unless otherwise stated, such knowledge that would have been discovered by any of them after reasonable inquiry. Where any representation and warranty contained in this Agreement is expressly specified by reference to the knowledge of the Purchaser, such term shall be limited to the actual knowledge of the executive officers of such entity and unless otherwise stated, such knowledge that would have been discovered by such executive officers after reasonable inquiry. Where any representation and warranty contained in this Agreement is expressly specified by reference to the knowledge of the Senior Lender, such term shall be limited to the actual knowledge of the executive officers of such entity and unless otherwise stated, such knowledge that would have been discovered by such executive officers after reasonable inquiry.
     Section 9.5 “Affiliate” Defined. As used in this Agreement, an “Affiliate” of any Person, shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person.
     Section 9.6 Captions. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.
     Section 9.7 Publicity. Subject to the provisions of the next sentence, no party to this Agreement shall issue any press release or other public document or make any public statement relating to this Agreement or the matters contained herein without obtaining the prior approval of the Company and the Purchaser. Notwithstanding the foregoing, the foregoing provision shall not apply to the extent that the Purchaser is required to make any announcement relating to or arising out of this Agreement by virtue of the federal securities laws of the United States or the rules and regulations promulgated thereunder or other rules of any securities exchange upon which the Purchaser’s securities are then listed, or any announcement by any party pursuant to applicable law or regulations.
     Section 9.8 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) upon personal delivery, if delivered by hand or courier, (b) three days after the date of deposit in the mails, postage prepaid, or (c) the next business day if sent by a prepaid overnight courier service, and in each case at the respective addresses set forth below or such other address as such party may have fixed by notice:

     If to the Purchaser, addressed to:
160 Raritan Center Parkway
Edison, NJ 08837
Attention: General Counsel
Facsimile: 732-225-8408
with a copy to (which shall not constitute notice):
Davis & Gilbert LLP
1740 Broadway
New York, New York 10019
Attention: Joseph A. DiMiceli, Esq.
     If to the Company, addressed to:
QH Holding Co.
c/o MMV Capital Partners Inc.
370 King Street West, Suite 604
Toronto, Ontario M5V 1J9
Attention: Ron Patterson, EVP
     If to the Senior Lender, addressed to:
MMV Capital Partners Inc.
370 King Street West, Suite 604
Toronto, Ontario M5V 1J9
Attention: Ron Patterson, EVP
Any party may change the address to which notices are to be sent by giving notice of such change of address to the other parties in the manner herein provided for giving notice.
     Section 9.9 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. Any purported such transfer, assignment, pledge, or hypothecation (other than by operation of law) shall be void and ineffective. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.
     Section 9.10 Severability. If any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.
     Section 9.11 Counterparts. This Agreement may be executed in two or more counterparts or by facsimile transmission, all of which taken together shall constitute one instrument.

     Section 9.12 Entire Agreement. This Agreement, together with the Schedules hereto, and the Protective Covenant Agreements, the General Assignment, Bill of Sale and Assumption Agreement, and the General Release Agreement, of even date herewith (collectively, the “Operative Documents”), constitutes the sole, exclusive and only agreements of the parties hereto pertaining to the subject matter hereof, contains all of the covenants, conditions and agreements between the parties, express or implied, whether by statute or otherwise, and sets forth the respective rights, duties and obligations of each party to the other parties as of the date hereof. Any prior agreements, promises, negotiations or representations not expressly set forth in the Operative Documents are of no force and effect; provided, however, nothing contained in this Agreement shall affect any confidentiality agreements, non-solicitation/non-servicing agreements or any other type of restrictive covenant agreement that the Company enters into with the Purchaser or one of its Affiliates. No oral understandings, oral statements, oral promises or oral inducements exist.
     Section 9.13 Amendments. This Agreement may not be amended, supplemented or modified orally, but only by an agreement in writing signed by the Purchaser and the Company.
     Section 9.14 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and their respective successors and assigns as permitted under Section 9.9.
     Section 9.15 Use of Terms. Whenever the context so requires or permits, all references to the masculine herein shall include the feminine and neuter, all references to the neuter herein shall include the masculine and feminine, all references to the plural shall include the singular and all references to the singular shall include the plural.
     Section 9.16 “Liens” Defined. With respect to any asset, a “Lien” shall mean (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance of any kind, charge or security interest in, on or of such asset (including, without limitation, any liens imposed in favor of any governmental or taxing authority, including, without limitation, liens relating to Taxes), (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (other than an operating lease) (or any financial lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     Section 9.17 No Strict Construction; Representation by Counsel. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement, on the day and year first above written.

MAJESCO ENTERTAINMENT COMPANY

By:	/s/ Jesse Sutton
Name:	Jesse Sutton
Title:	Chief Executive Officer

QUICK HIT, INC.

By:	/s/ Jeff Anderson
Name:	Jeff Anderson
Title:	Chief Executive Officer

MMV CAPITAL PARTNERS INC.

By:	/s/ Ron Patterson
Name:	Ron Patterson
Title:	Executive Vice-President

EXHIBIT A
STATEMENT OF DIRECTION

TO:	MAJESCO ENTERTAINMENT COMPANY (“MAJESCO”)

RE:	ASSET PURCHASE AGREEMENT
The undersigned hereby requests, authorizes and directs that the “Purchase Price” under, and as defined in the Asset Purchase Agreement among Majesco, as Purchaser, the undersigned, as Company, and MMV Capital Partners Inc., as Senior Lender (“MMV”), dated as of June 3, 2011 (the “APA”), payable by the Purchaser in respect of the acquisition of the Assets and the assumption of the Assumed Liabilities (each as defined in the APA) be paid by the Purchaser as follows, using the wire instructions provided separately to Majesco under separate cover:
(a)	USD$9,000 to Parkways Legal LLC in payment of services performed in connection with the preparation and administration of the APA;
(b)	USD$8,000 to Levine, Katz, Nannis & Solomon, PC in payment of fees for the preparation of the undersigned tax returns and the financial statement necessary therefor;
(c)	USD$4,847 to Goodwin Proctor LLP in payment of legal fees incurred prior to and in connection with the transactions contemplated by the APA;
(d)	USD$30,000 to Bond Lane Merchant Bank in payment of investment banking fees earned in connection with the APA;
(e)	$240,000 to TriplePoint Capital LLC (“TriplePoint”) in respect of the full settlement of amounts owing thereto by the Company pursuant to that certain Plain English Master Lease Agreement between TriplePoint and the Company described in Section 5.7 of the APA;
(f)	USD$50,000 to Aird & Berlis LLP, as Escrow Agent in respect of the indemnity escrow described in Section 2.1(ii) of the APA; and
(g)	the balance of USD$518,153 to MMV in partial settlement of the amounts owing thereto pursuant to a credit facility between the undersigned and MMV;
and this shall be your good and sufficient authority for doing so.
DATED the 3rd day of June, 2011.
QUICK HIT, INC.

Jeffrey Anderson
CEO

EXHIBIT B
FORM OF EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS,
NON-COMPETE AND NON-SOLICITATION AGREEMENT
Statement Regarding
Employee Proprietary Information and Inventions, Non-Compete
and Non-Solicitation Agreement
     Attached to this statement is your Employee Proprietary Information and Inventions, Non-Compete and Non-Solicitation Agreement (the “Agreement”) with Majesco Entertainment Company (the “Company”).
     Please take the time to review the Agreement carefully. It contains important restrictions on your right to disclose or use, during or after your employment, certain information and technology learned or developed by you (either alone or jointly with others) during your employment. The Company considers this Agreement to be very important to the protection of its business.
     If you have any questions concerning the Agreement, you may wish to consult an attorney. Managers, legal counsel and others in the Company are not authorized to give you legal advice concerning the Agreement.
     If you have read and understand the Agreement, and if you agree to its terms and conditions, please return a fully executed copy of it to the Company, retaining one copy for yourself.

REVIEWED AND UNDERSTOOD:

By:

Name:

Title:

Date:

     1. In consideration of my employment by Majesco Entertainment Company (the “Company”), I hereby agree to certain restrictions placed by the Company on my use and development of information and technology of the Company, as more fully set out below.
     2. I acknowledge that the Company is an “at-will” employer and nothing in this Agreement shall be construed to imply that the term of my employment is of any definite duration. Unless specifically provided differently in a separate written agreement signed by an authorized agent of the Company, my employment with the Company is at-will, and can be terminated at any time, with or without notice and with or without cause, by the Company.
     3. Proprietary Information.
               (a) I understand that the term “Proprietary Information” in this Agreement means any and all information, ideas and materials, in whatever form, tangible or intangible, whether disclosed to or learned or developed by me, pertaining in any manner to the business of or used by the Company (including, without limitation, any person or entity owned by, controlled by or affiliated with the Company or to any other person or entity to whom or which the Company owes a duty of confidentiality), including, but not limited to, any trade secret, technical know-how, information, knowledge or data relating to the Company’s past, present, planned or foreseeable business.
               (b) Proprietary Information may be stamped or otherwise marked “Confidential, “Proprietary,” or with some similar designation. If any information or material is not so marked, however, and it meets the definition in the foregoing Section (3)(a) above, it is still Proprietary Information. If I am uncertain as to whether particular information or materials are Proprietary Information, I will request the Company’s written opinion as to their status. I understand that Proprietary Information does not include any information, idea or material that (i) is or becomes publicly known through lawful means and without breach of this Agreement by me; (ii) was rightfully in my possession or part of my general knowledge prior to my employment by the Company; or (iii) is disclosed to me without confidential or proprietary restrictions by a third party who rightfully possesses the information, ideas or materials (without confidential or proprietary restrictions) and I did not learn of it, directly or indirectly, from the Company. Any information, idea or material will not be considered to be publicly known or in the public domain merely because it is embraced by more general information in my prior possession or the possession of others, or merely because it is expressed in public literature in general terms. Proprietary Information also does not include my general knowledge and skill obtained during the course of my employment.

               (c) I acknowledge that all non-public information generated, received or maintained by or for me on the premises or equipment of Company (including, without limitation, computer systems and electronic or voice mail systems) is Proprietary Information and the sole property of the Company, and I hereby waive any property or privacy rights I may have with respect to such information.
     4. Restrictions on Proprietary Information.
          (a) I will not, during or at any time after the termination of my employment with the Company, use or reproduce any Proprietary Information, except in the course of performing my duties as an employee of the Company. I also will not disclose or deliver, directly or indirectly, any Proprietary Information to any person or entity, except in the course of performing my duties as an employee of the Company and with the Company’s consent. I will use my best efforts to prevent the unauthorized reproduction, disclosure or use of Proprietary Information by others.
          (b) I agree to maintain at my work station and/or any other place under my control only such Proprietary Information as I have a current “need to know.” I agree to return to the appropriate person or location or otherwise properly dispose of Proprietary Information once that need to know no longer exists. I agree not to remove Proprietary Information from the Company’s premises except as required in the course of my employment with the Company.
          (c) I recognize that the Company has received and will receive Proprietary Information from third parties to whom or which the Company owes a duty of confidentiality. In addition to the restrictions set forth in this Section 4, I will not use, reproduce, disclose or deliver such Proprietary Information except as permitted by the Company’s agreement with such third party.
     5. Protection of Personal Information.
          (a) During my employment with the Company and thereafter, I shall hold Personal Information in the strictest confidence and shall not disclose or use Personal Information about other individuals, except in connection with my work for the Company, or unless expressly authorized in writing by an authorized representative of the Company. I understand that there are laws in the United States and other countries that protect Personal Information, and that I must not use Personal Information about other individuals other than for the purposes for which it was originally used or make any disclosures of other individuals’ Personal Information to any third party or from one country to another without prior approval of an authorized representative of the Company.

          (b) “Personal Information” means personally identifiable information about employees, independent contractors or third party individuals, including names, addresses, telephone or facsimile numbers, Social Security Numbers, background information, credit card or banking information, health information, or other information entrusted to the Company.
     6. Creations.
          (a) I hereby assign, and agree to assign, to the Company, without additional compensation, my entire right, title and interest (including, without limitation, all Intellectual Property Rights as such term is defined below) in and to (i) all Creations, and (ii) all benefits, privileges, causes of action and remedies relating to the Creations, whether before or hereafter accrued (including, without limitation, the exclusive rights to apply for and maintain all such registrations, renewals and/or extensions; to sue for all past, present or future infringements or other violations of any rights in the Creation; and to settle and retain proceeds from any such actions).
          (b) The term “Creations” includes, but is not limited to, creations, inventions, works of authorship, ideas, processes, technology, formulas, software programs, writings, designs, discoveries, modifications and improvements, whether or not patentable or reduced to practice and whether or not copyrightable, that relate in any manner to the actual or demonstrably anticipated business or research and development of the Company or its affiliates, and that are made, conceived or developed by me (either alone or jointly with others), or result from or are suggested by any work performed by me (either alone or jointly with others) for or on behalf of the Company or its affiliates, (i) during the period of my employment with the Company, whether or not made, conceived or developed during regular business hours or (ii) after termination of my employment if based on Proprietary Information. I agree that all such Creations are the sole property of the Company or any other entity designated by it, and, to the maximum extent permitted by applicable law, any copyrightable Creation will be deemed a work made for hire.
          (c) The term “Intellectual Property Rights” means any and all (i) patents, utility models, industrial rights and similar intellectual property rights registered or applied for in the United States and all other countries throughout the world (including all reissues, divisions, continuations, continuations-in-part, renewals, extensions and reexaminations thereof); (ii) rights in trademarks, service marks, trade dress, logos, domain names, rights of publicity, trade names and corporate names (whether or not registered) in the United States and all other countries throughout the world, including all registrations and applications for registration of the foregoing and all goodwill related thereto; (iii) copyrights (whether or not registered) and rights in works of authorship, databases and mask works, and registrations and applications for registration thereof in the United States and all other countries throughout the world, including all renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression; (iv) rights in trade secrets2 and other confidential information and know-how in the United States and all other countries throughout the world; (v) other intellectual property or proprietary rights in the United States and all other countries throughout the world, including all neighboring rights and sui generis rights; (vi) rights to apply for, file, register establish, maintain, extend or renew any of the foregoing; (vii) rights to enforce and protect any of the foregoing, including the right to bring legal actions for past, present and future infringement, misappropriation or other violations of any of the foregoing; and (viii) rights to transfer and grant licenses and other rights with respect to any of the foregoing, in the Company’s sole discretion and without a duty of accounting.
          (d) If, under applicable law notwithstanding the foregoing, I retain any right, title or interest (including any Intellectual Property Right) with respect to any Creation, I hereby grant and agree to grant to the Company, without any limitations or additional remuneration, a worldwide, exclusive, royalty-free, irrevocable, perpetual, transferable and sublicenseable (through multiple tiers) license to make, have made, use, import, sell, offer to sell, practice any method or process in connection with, copy, distribute, prepare derivative works of, display, perform and otherwise exploit such Creation and I agree not to make any claim against the Company or its affiliates, suppliers or customers with respect to such Creation.
          (e) I agree that I will, at the Company’s request, promptly execute a written assignment of title for any Creation required to be assigned by this Section 6. I further agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to assist it (at its expense) in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Creation assigned to the Company pursuant to this Section 6. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Creation, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact, to undertake such acts in my name as if executed and delivered by me, and I waive and quitclaim to the Company any and all claims of any nature whatsoever that I may not have or may later have for infringement of any intellectual property rights in the Creations. The Company will compensate me at a reasonable rate for time actually spent by me at the Company’s request on such assistance at any time following termination of my employment with the Company.

[2]	The term “trade secrets,” as used in this Agreement will be given its broadest possible interpretation under the laws of the State of New Jersey, and will include, without limitation, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences or records or any secret scientific, technical, merchandising, production or management information, or any design, process, procedure, formula, invention, improvement or other confidential or proprietary information or documents.

          (f) To the extent allowed by applicable law, the assignment of Creations includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby waive and agree not to institute, support, maintain or permit any action or proceeding on the basis of, or otherwise assert, such Moral Rights. I hereby authorize the Company to publish the Creations in the Company’s sole discretion with or without attributing any of the foregoing to me or identifying me in connection therewith and regardless of the effect on such Creations or my relationship thereto. I agree to ratify and consent to any action that may be taken or authorized by the Company with respect to such Creations, and I will confirm any such ratifications and consents from time to time as requested by the Company.
          (g) I shall not, without prior written approval by the Company, make any disclosure to the Company of or incorporate into Company property or Company Creations any Creation owned by me or in which I have an interest (“Employee Creation”) or owned by a third party (“Third Party Creation”). If, in the course of my employment with the Company, I make any disclosure to the Company of or incorporate into Company property or Company Creation an Employee Creation, with or without Company approval, I hereby grant and agree to grant to the Company a worldwide, nonexclusive, royalty-free, irrevocable, perpetual, transferable and sublicenseable (through multiple tiers) license to make, have made, use, import, sell, offer to sell, practice any method or process in connection with, copy, distribute, prepare derivative works of, display, perform and otherwise exploit such Employee Creation and I agree not to make any claim against the Company or its affiliates, suppliers or customers with respect to any such Employee Creation.
          (h) I represent, warrant and covenant that: (i) I have the right to grant the rights and assignments granted herein, without the need for any assignments, releases, consents, approvals, immunities or other rights not yet obtained; (ii) any Creations that are copyrightable works are my original works of authorship; and (iii) neither the Creations nor any element thereof are subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments.
          (i) I acknowledge that the Creations and the associated Intellectual Property Rights may have substantial economic value, that any and all proceeds resulting from use and exploitation thereof shall belong solely to the Company, and that the salary and other compensation I receive from the Company for my employment with the Company includes fair and adequate consideration for all assignments, licenses and waivers hereunder.
     7. All inventions, works of authorship, ideas, processes, technology, formulas, software programs, writings, designs, discoveries, modifications, improvements or other creations, if any, that I made, conceived or developed (either alone or jointly with others) prior to my employment by the Company (collectively, “Prior Creations”) are excluded from the scope of this Agreement. Set forth on Schedule A attached hereto is a complete list of all such Prior Creations that are owned by me, either alone or jointly with others. I represent and covenant that such list is complete, and I understand that by not listing an invention, work of authorship, discovery, modification, improvement or other creation I am acknowledging that such creation was not made, conceived or developed before commencement of my employment with the Company. I agree to notify the Company in writing before I make any disclosure to, or perform any work on behalf of, the Company that appears to conflict with proprietary rights I claim in any Prior Creation. If I fail to give such notice, I agree that I will make no claim against the Company with respect to any such Prior Creation.
     8. I will not use, disclose to the Company or induce the Company to use any confidential, proprietary or trade secret information or material belonging to others which comes into my knowledge or possession at any time, nor will I use any such information or material in the course of my employment with the Company. Additionally, I will not bring any confidential, proprietary or trade secret information or material belonging to others onto the Company’s premises. Except as disclosed on Schedule A to this Agreement, I have no other agreements or relationships with or commitments to any other person or entity that conflict with my obligations to the Company as an employee of the Company or under this Agreement, and I represent that my employment will not require me to violate any obligation to or confidence with another. In the event I believe that my work at the Company would make it difficult for me not to disclose to the Company any confidential, proprietary or trade secret information or materials belonging to others, I will immediately inform my supervisor. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with this Agreement.
     9. Covenant Not to Compete or Solicit Customers or Employees.
          (a) I acknowledge that based on my access to and use of Proprietary Information during my employment, the provisions set forth in this Section 9 are reasonable and necessary to the continued protection of the Proprietary Information. I agree that for the period of my employment by the Company and for the twelve (12) months after the date my employment ends for any reason, I will not, without the prior written approval of the Company, directly or indirectly (i) engage in any competitive activity or venture, or be engaged by any competitive venture or business, whether as an employee, an independent contractor or otherwise; provided that this shall not prohibit me from working in another business area of a company that also is involved in a competitive activity; (ii) solicit or attempt to solicit any employee, independent contractor or consultant of the Company to become an employee, consultant or independent contractor to or for any other person or entity, or to otherwise diminish their relationship with the Company; (iii) solicit or attempt to solicit any Company customer for the purpose of offering or providing to that customer any products or services that are competitive with products or services provided or offered in the marketplace by the Company as of the date of my termination; or (iv) otherwise encourage a customer not to purchase products or services from the Company or to reduce the scope or amount of products or services the customer purchases from the Company; provided, however, that nothing contained in this Section shall be deemed to prohibit me from acquiring, solely as an investment, not more than one percent (1%) of the shares of capital stock of any public corporation.
          (b) For purposes of this Agreement, “competitive activity” means the development, manufacture, servicing, sale or marketing of online and/or social video games, whether for purchase or free to play, offered via the Internet, social networks or mobile platforms. In addition, for purposes of this Agreement, a “customer” is any person or entity to which the Company has provided goods or services at any time during the period commencing prior to my employment with the Company and ending on the date my employment with the Company is severed, and with whom I had contact or whose identity I became aware of during my employment with the Company.
          (c) If a court determines that any of the restrictions contained in this Section 9 are unenforceable by reason of their extent, duration, scope, or otherwise, the court or arbitrator may modify the restriction, but only to the extent necessary to render it enforceable, and, in its modified form, may enforce the restriction. Alternatively, if the court or arbitrator declines to modify the restriction, the court or arbitrator may sever the portions of the restriction that the court or arbitrator determines are unenforceable and enforce the remainder of the restriction. I understand that my agreement to follow the terms of this Section 9 is a material part of the consideration set forth in Section 1 of this Agreement.
     10. Duty of Loyalty.
          (a) I understand that my employment with the Company requires my full attention and effort. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity other than for the Company, including but not limited to employment or business activity which is competitive with, or would otherwise conflict with or distract me from, my employment by the Company.
          (b) While employed by the Company, I will not undertake any planning for any competitive activity or prepare to engage in any competitive activity.
     11. I understand that the Company has or may enter into contracts with other persons or entities, including the United States government or its agents, under which certain intellectual property rights will be required to be protected, assigned, licensed, or otherwise transferred. I hereby agree to be bound by all such agreements, and to execute such other documents and agreements as are necessary to enable the Company to meet its obligations under any such contracts.

     12. I hereby acknowledge and agree that all property, including, without limitation, all source code listings, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials and all copies thereof, all equipment furnished to or prepared by me in the course of or incident to my employment, and all Proprietary Information belonging to the Company will be promptly returned to the Company upon termination of my employment with the Company for any reason or at any other time at the Company’s request. Following my termination, I will not retain any written or other tangible material containing any Proprietary Information or information pertaining to any Creation. I understand that my obligations contained in this Agreement will survive the termination of my employment and I will continue to make all disclosures required of me by Section 6(e) above. I further agree not to use any Proprietary Information for my benefit or the benefit of others. I recognize that nothing in this Agreement is intended to limit any remedy of the Company under the Uniform Trade Secrets Act or other federal or state law, and that I could face possible criminal and civil actions resulting in imprisonment and substantial monetary liability if I misappropriate the Company’s trade secrets. In addition, I acknowledge that it may be extremely difficult to measure in money the damage to the Company of any failure by me to comply with this Agreement, that the restrictions and obligations under this Agreement are material, and that, in the event of any failure, the Company could suffer irreparable harm and significant injury and may not have an adequate remedy at law or in damages. Therefore, I agree that if I breach any provision of this Agreement, the Company will be entitled to the issuance of an injunction or other restraining order or to the enforcement of other equitable remedies against me to compel performance of the terms of this Agreement without the necessity of showing or proving it has sustained any actual damage. This will be in addition to any other remedies available to the Company in law or equity.
     13. Miscellaneous Provisions.
          (a) Application of this Agreement. I hereby agree that my obligations set forth in Sections 3, 4, 5 and 6 hereof and the definitions of Proprietary Information and Creations contained therein shall be equally applicable to Proprietary Information and Creations relating to any work performed by me for the Company prior to the execution of this Agreement.
          (b) No Waiver by Conduct or Prior Waiver. A party’s delay, failure or waiver of any right or remedy under this Agreement will not impair, preclude, cancel, waive or otherwise affect such right or remedy or any subsequent rights or remedies that may arise.
          (c) Entire Agreement; Amendment. This Agreement, including, without limitation the schedules hereto, constitutes the entire agreement between the Company and me relating generally to the same subject matter, replaces any existing agreement entered into by me and the Company relating generally to the same subject matter, and may not be changed or modified, in whole or in part, except by written supplemental agreement signed by me and the

Company. I agree that any subsequent change in my duties or compensation will not affect the validity or scope of this Agreement.
          (d) Severability. If any provision of this Agreement or any parts thereof, are determined to be invalid, void or unenforceable, the other provisions of this Agreement and the remainder of any of the provision so impaired shall not thereby be affected and shall be given full effect, without regard to the invalid portions, and such invalid, void or unenforceable provision or parts thereof shall be severable.
          (e) Continuation; Binding Effect. The obligations of this Agreement will continue beyond the termination of my employment and will be binding upon my heirs, executors, assigns, administrators, legal representatives and other successors in interest. This Agreement will inure to the benefit of the Company, its successors, assigns and affiliates.
          (f) Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of New Jersey, without giving effect to its conflict of law rules. The parties agree that any legal action or other legal proceeding, including any arbitration, relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced or held in the State of New Jersey (the “Forum”). Each Party to this Agreement (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of the Forum in connection with any such legal proceeding, (ii) agrees that the Forum shall be deemed to be a convenient forum and the exclusive forum for resolution of any and all disputes relating to this Agreement; (iii) agrees not to assert, by way of motion, as a defense or otherwise, in any such legal proceeding commenced in any state or federal court located in the Forum, any claim that this Agreement is not to be construed or governed by the law of the internal laws of the State of New Jersey, that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and (iv) agrees not to pursue any action arising out of or relating to this Agreement in any forum other than the Forum. A breach of this Agreement shall not be subject to arbitration pursuant to any separate agreement between me and the Company.
          (g) Counterparts. This Agreement may be signed in two counterparts, each of which will be deemed an original and both of which will constitute one agreement.
[remainder of page intentionally left blank]

     I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY NOTED ON SCHEDULE A TO THIS AGREEMENT ANY PROPRIETARY INFORMATION, IDEAS, PROCESSES, INVENTIONS, TECHNOLOGY, WRITINGS, PROGRAMS, DESIGNS, FORMULAS, DISCOVERIES, PATENTS, COPYRIGHTS, OR TRADEMARKS, OR IMPROVEMENTS, RIGHTS, OR CLAIMS RELATING TO THE FOREGOING, THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT. I HAVE ALSO NOTED ON SCHEDULE A TO THIS AGREEMENT ANY AGREEMENT OR RELATIONSHIP WITH OR COMMITMENT TO ANY OTHER PERSON OR ENTITY THAT CONFLICTS WITH MY OBLIGATIONS AS AN EMPLOYEE OF THE COMPANY.

Date:
Employee Name

Employee Signature

SCHEDULE A
PRIOR KNOWLEDGE OF PROPRIETARY INFORMATION;
PRIOR CREATIONS; PRIOR COMMITMENTS
1.	EMPLOYEE’S DISCLOSURE OF PROPRIETARY INFORMATION

Except as set forth below, I acknowledge that at this time I know nothing about the business or Proprietary Information of the Company, other than information I have learned from the Company in the course of being hired (Check here _____ if continued on additional attached sheets):

2.	EMPLOYEE’S DISCLOSURE OF PRIOR CREATIONS

The following information is provided in accordance with Section 7 of the Company’s Employee Proprietary Information and Inventions Agreement (the “Agreement”) executed by me.

________	I have made no inventions, discoveries or improvements prior to my employment with the Company that are owned by me, either alone or jointly with others.
or

________	The following is a complete and current list of all inventions, discoveries, improvements I have made, conceived, or first reduced to practice prior to my employment with the Company, that are owned by me, alone or jointly with others, which I desire to remove from the operation of the Agreement. (Check here if continued on additional attached sheets.)

3.	EMPLOYEE’S DISCLOSURE OF CONFLICTING AGREEMENTS

The following information is provided in accordance with Section 8 of the Agreement:

________	I am not party to any agreement or relationships with or commitments to any other person or entity that conflict with my obligations as an employee of the Company or under the Agreement.

________	The following is a complete and current list of all agreements or relationships with or commitments to any other person or entity that conflict with my obligations as an employee of the Company under the Agreement. (Check here ______________ if continued on additional attached sheets.)

Date:
Employee Name

Employee Signature

EXHIBIT C
FORM OF GENERAL ASSIGNMENT, BILL OF SALE AND ASSUMPTION
AGREEMENT
THIS GENERAL ASSIGNMENT, BILL OF SALE AND ASSUMPTION AGREEMENT (this “Agreement”), dated June __, 2011, is made and entered into by and between MAJESCO ENTERTAINMENT COMPANY, a Delaware corporation (the “Purchaser”) and QUICK HIT, INC., a Delaware corporation (the “Seller”).
W I T N E S S E T H:
          WHEREAS, the Purchaser, the Seller, and others have entered into a certain Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”), pursuant to which the Seller has agreed to sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser has agreed to purchase from the Seller certain of the assets of the Seller, subject to certain disclosed liabilities, and the Purchaser has agreed, in partial consideration therefor, to assume certain obligations in connection therewith; and
          WHEREAS, capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Asset Purchase Agreement.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:
          Section 1. Transfer of Assets. The Seller desires to transfer and assign to the Purchaser the assets described below pursuant to Section 1.1 of the Asset Purchase Agreement, and the Purchaser desires to accept the sale, transfer, conveyance, assignment and delivery thereof. Accordingly, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, subject to the terms and conditions of the Asset Purchase Agreement, the Seller hereby irrevocably sells, transfers, conveys, assigns and delivers to the Purchaser, free and clear of all Liens and subject to the Assumed Liabilities, all of the Seller’s right, title and interest in, to and under the following Assets of the Seller used or held for use in connection with its business, as the same shall exist on the date hereof: (i) the Balance Sheet Assets, (ii) the Cash, (iii) the Real Property Leases, (iv) the Inventory, (v) the Accounts Receivable, (vi) the Tangible Personal Property, (vii) the Client List, (viii) the Contracts, (ix) the Prepaid Expenses, (x) the Intangible Personal Property, (xi) the Permits, (xii) the Security Deposits, (xiii) the Books and Records, (xiv) the Goodwill, (xv) the TriplePoint Equipment and Software and (xv) the Other Assets (collectively, the “Assigned Assets”), to have and to hold the same unto the Purchaser, its successors and assigns, forever. The Assigned Assets do not include the Excluded Assets. The Purchaser hereby accepts the sale, transfer, conveyance, assignment and delivery of all of the Assigned Assets.
          Section 2. Cooperation. At any time or from time to time after the date hereof, at the Purchaser’s request and without further consideration, the Seller shall execute and deliver to the Purchaser such instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as the Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to the Purchaser, and to confirm the Purchaser’s right and title to, all of the Assigned Assets, and, to the full extent permitted by law, to put the Purchaser in actual possession and operating control of the Assigned Assets and to assist the Purchaser in exercising all rights with respect thereto.
          Section 3. Representations of the Seller. The Seller represents, warrants, covenants and agrees that it (i) has good and marketable title to the Assigned Assets and (ii) will warrant and defend the sale of the Assigned Assets against every Person and all Persons whomsoever claiming any right, title or interest against any or all of the same.
          Section 4. Limited Power of Attorney. The Seller hereby constitutes and appoints the Purchaser the true and lawful attorney of the Seller, with full power of substitution, in the name of the Seller or the Purchaser, but on behalf of and for the benefit of the Purchaser: (i) to demand and receive from time to time any and all of the Assigned Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all actions or proceedings that the Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assigned Assets; (iii) to defend or compromise any or all actions or proceedings in respect of any of the Assigned Assets subject to the rights of the Seller to assume responsibility for the defense of certain claims, in accordance with the terms and conditions of Article VIII of the Asset Purchase Agreement; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as the Purchaser shall reasonably deem desirable. The Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by them in any manner or for any reason.
          Section 5. Assumption of Liabilities. For and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser hereby undertakes and agrees from and after the date hereof, subject to the limitations contained in the Asset Purchase Agreement, to assume and to pay, perform and discharge when due the Assumed Liabilities as set forth in Section 1.3 of the Asset Purchase Agreement. Nothing contained herein shall require the Purchaser to pay or discharge any of the Assumed Liabilities owed to a third party expressly assumed hereby so long as the Purchaser shall in good faith contest or cause to be contested the amount or validity thereof as against the third party and the Purchaser shall pay or discharge such Assumed Liabilities once its liability therefor has been finally established. Other than as specifically stated above or in the Asset Purchase Agreement, the Purchaser assumes no debt, liability or obligation of the Seller, including (without limitation) the Retained Liabilities, by this Agreement, and it is expressly understood and agreed that all debts, liabilities and obligations not assumed hereby by the Purchaser shall remain the obligations of the Seller, its successors and assigns.
          Section 6. Applicable Law. The interpretation and construction of this Agreement, and all matters relating hereto (including, without limitation, the validity or enforcement of this Agreement), shall be governed by the laws of the State of New Jersey without regard to any conflicts or choice of laws provisions of the State of New Jersey that would result in the application of the law of any other jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of New Jersey or any court of the State of New Jersey located in Newark, New Jersey in any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such court. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          Section 7. Miscellaneous. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part has been severed and deleted.

          IN WITNESS WHEREOF, the parties hereto have hereunto caused this General Assignment, Bill of Sale and Assumption Agreement to be duly executed, as of the day and year first written.

MAJESCO ENTERTAINMENT COMPANY

By:
Name:
Title:

QUICK HIT, INC.

By:
Name:
Title:

EXHIBIT D
FORM OF GENERAL RELEASE AGREEMENT
This GENERAL RELEASE AGREEMENT (the “Release”) is dated June __, 2011, among MMV CAPITAL PARTNERS INC., a Canadian corporation (the “Senior Lender”), QUICK HIT, INC., a Delaware corporation (the “Company”), NEW ENTERPRISE ASSOCIATES 12, a Delaware limited partnership, NEA VENTURES 2008, a Delaware limited partnership, and VALHALLA PARTNERS II, a Delaware limited partnership (collectively, the “Majority Stockholders”).
W I T N E S S E T H:
     WHEREAS, the Company engages in the business of online video game development and production (the “Business”);
     WHEREAS, the Company is entering into a certain Asset Purchase Sale Agreement, dated as of even date herewith, by and among the Purchaser, the Senior Lender and the Company (the “Agreement”), whereby the Company, with the consent of the Senior Lender, has agreed as to sell certain assets related to the Business (“Assets,” as defined therein) to Majesco Entertainment Company (the “Purchaser”) and the Purchaser has agreed to purchase such Assets from the Company;
     WHEREAS, simultaneously with the Closing (as defined therein) under the Agreement, the Company is entering into a certain Bill of Sale, dated as of even date herewith, by and among the Senior Lender and the Company (the “Bill of Sale”), whereby the Company has agreed to transfer and assign the Game (as defined therein) to the Senior Lender and the Senior Lender has agreed to accept the Game in partial satisfaction of certain Outstanding Obligations (as defined therein) by and from the Company to the Senior Lender under that certain Credit Agreement dated October 28, 2010, as amended by Amendment 1 dated March 4, 2011 by and between the Senior Lender and the Company (the “Credit Facility”); and
     WHEREAS, the consummation of the transactions contemplated by the Agreement and the Bill of Sale, is conditioned upon, among other things, the execution and delivery of this Release by the Senior Lender, the Company and the Majority Stockholders.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Release, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:
     1. Release. The Senior Lender, the Company, and the Majority Stockholders, each on behalf of itself, and its affiliates, parent companies, subsidiaries, officers, directors, shareholders, employees, agents, representatives, attorneys, and predecessors, and the respective successors, assigns, heirs, executors, administrators and beneficiaries of any of the foregoing (all collectively referred to as the “Releasing Parties”), hereby fully, finally and irrevocably releases, acquits and forever discharges each of the other Releasing Parties, and each of the respective officers, directors, partners, general partners, limited partners, managing directors, members, stockholders, trustees, representatives, employees, principals, agents, advisors, affiliates, parents, subsidiaries (direct and indirect), joint ventures, predecessors, and successors, and each of the respective assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of the foregoing (collectively, the “Released Parties”), of and from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind and nature whatsoever, past, present or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing Parties, or any of them, had, has or may have had at any time in the past until and including the date of this Release, against the Released Parties, or any of them, including, but not limited to, any claims which relate to or arise out of the Credit Facility, or such Releasing Party’s prior relationship with the Company, or the Stockholders, or their respective predecessors (collectively, “Causes of Action”). Anything above to the contrary notwithstanding, the term “Causes of Action” shall not include, and nothing in this Release shall operate to diminish or release, any claims or rights of a Releasing Party or obligations of the Company arising solely under the Agreement or the Bill of Sale, or any other agreement executed and delivered in connection with the Agreement or the Bill of Sale.
     2. No Assignment of Claims. Each Releasing Party hereby represents to the Released Parties that such party (a) has not heretofore filed against any Released Party any claim, suit or proceeding of any kind with any foreign or United States federal, state or local court, adjudicative body, regulatory or licensing entity, governmental administrative entity or arbitral forum, (b) has not assigned any Causes of Action or possible Causes of Action against any Released Party, (c) subject to the exclusions identified above, fully intends to release all Causes of Action against the Released Parties including, without limitation, unknown and contingent Causes of Action, and (d) has consulted with counsel with respect to the execution and delivery of this Release and has been fully apprised of the consequences hereof.
     3. Covenant Not to Sue. Each Releasing Party covenants and agrees not to institute any litigation, lawsuit, claim or action against any of the Released Parties with respect to the released Causes of Action.
     4. Authority. Each Releasing Party hereby represents and warrants that he, she or it has all requisite power and authority to execute, deliver, and perform this Release. This Release has been duly executed and delivered by each Releasing Party and constitutes valid and legally binding obligation of each Releasing Party, enforceable against it in accordance with its respective terms. Each Releasing Party further represents and warrants that no covenant of or notice to any third party is required in connection with the execution and delivery of this Release.
     5. Adequacy of Information. Each Releasing Party hereby represents and warrants that he, she or it has access to adequate information regarding the terms of the Agreement and each other document and agreement to which it is a party in connection with the transactions contemplated by the Agreement, the scope and effect of the general release set forth herein, and all other matters encompassed by this Release, to make an informed and knowledgeable decision with regard to entering into this Release. Subject to Section 1 above, each Releasing Party further represents and warrants that it has not relied upon any other Released Parties in deciding to enter into this Release and has instead made his, her or its own independent analysis and decision to enter into this Release.
     6. Sufficiency of Consideration. Each Releasing Party acknowledges and agrees that terms of the Agreement (and in the other agreements referred to therein) provide good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Release.
     7. Law Governing; Dispute Resolution. This Release, and all claims and disputes arising in connection with this Release, or the negotiation, breach, termination, performance or validity hereof or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.
     8. Interpretation. Each party has been represented by counsel in connection with this Release and each provision of this Release shall be interpreted and construed as if it were equally and jointly drafted by the parties hereto.

     9. Third Party Beneficiaries; Amendments. The parties hereto acknowledge and agree that each of the Released Parties is a third party beneficiary of this Release, and shall be entitled to enforce the provisions herein against the the other parties hereto to the same extent as if they were parties hereto. The parties hereto acknowledge and agree that this Release may only be amended, modified or supplemented by written agreement of the other parties hereto.
     10. Entire Agreement. This Release contains the entire understanding and agreement between and among the parties with respect to the subject matter hereof. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any party with respect to the subject matter of this Release. All prior or contemporaneous conversations, negotiations, proposed agreements and agreements, or representations, covenants and warranties with respect to the subject matter hereof are merged herein, waived, superseded and replaced in total by this Release. Notwithstanding any provision of this Release to the contrary, (a) this Release shall not become effective unless and until the Closing under the Agreement shall have occurred and (b) this Release shall not alter or amend or supersede in any manner the Agreement, the Bill of Sale, or any other agreement executed and delivered pursuant to the Agreement.
[END OF TEXT]

          IN WITNESS WHEREOF, the parties hereto have executed this Release on the day and year first above written.

MMV CAPITAL PARTNERS INC.

By:
Name:	Michel Béland
Title:	Secretary

QUICK HIT, INC.

By:
Name:
Title:

NEW ENTERPRISE ASSOCIATES 12, LIMITED PARTNERSHIP

By:	NEA PARTNERS 12, LIMITED PARTNERSHIP,
its General Partner
By:	NEA 12 GP, LLC, its General Partner

By:
Name:
Title:

NEA VENTURES 2008, LIMITED PARTNERSHIP

By:
Name:
Title:

VALHALLA PARTNERS II, L.P.
By:	Valhalla II GP, LLC General Partner

By:
Name:
Title:

60